EXHIBIT 10.14

THIRD AMENDED AND RESTATED

LOAN AGREEMENT

by and among

BALDWIN RISK PARTNERS, LLC

as Borrower

CADENCE BANK, N.A.

as Administrative Agent and Collateral Agent

CADENCE BANK, N.A. AND JPMORGAN CHASE BANK, N.A.

as Co-Bookrunners and Joint Lead Arrangers

AND

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

AND

THE LENDERS FROM TIME TO TIME A PARTY HERETO

March 13, 2019

TABLE OF CONTENTS

Section 1 Definitions and Terms		2

1.1	Definitions	2
1.2	Other Interpretive Provisions	29
1.3	Accounting Principles	30
1.4	Time	30
1.5	Letter of Credit Amounts	30

Section 2 Loan Commitments; Letters of Credit		31

2.1	Tranche A Loan	31
2.2	[Reserved]	32
2.3	Tranche B Loan	32
2.4	Loan Procedure	33
2.5	[Reserved]	33
2.6	Mandatory Repayments and Prepayments	33
2.7	Presumption by Agent	34
2.8	Sharing of Payments	35
2.9	Unused Percentage Interest of Defaulting Lender	35
2.10	Conversion	36
2.11	Letters of Credit	36
2.12	Cash Collateral	45
2.13	Records	46
2.14	Accordion	46
2.15	Certain Acknowledgments	47

Section 3 Terms Of Payment		47

3.1	Notes and Payments Generally	47
3.2	Loan Payments	48
3.3	Order of Application	48
3.4	Interest Rate	50
3.5	Default Rate	50
3.6	Interest Calculations	50
3.7	Maximum Rate	50
3.8	Illegality	51
3.9	Inability to Determine LIBOR; LIBOR Succesor Rate	51

Section 4 Fees and Expenses		53

4.1	Treatment of Fees and Expenses	53
4.2	Structuring and Closing Fees	53

Section 5 Conditions Precedent		54

5.1	To Closing	54
5.2	To Revolving Credit Facility and WC Revolving Credit Facility	54
5.3	To Revolving Loans	57
5.4	To WC Revolving Loan	57
5.5	No Waiver	58
5.6	Relative Funding Test	58
5.7	Acquisition Diligence	58

Section 6 Security		59

6.1	Collateral; After-Acquired Property	59
6.2	Financing Statements	60
6.3	Equity Pledge Agreement	60
6.4	Priority	60

Section 7 Representations And Warranties		60

7.1	Existence, Good Standing, and Authority to do Business	60
7.2	Subsidiaries; other Equity Interests	60
7.3	Authorization, Compliance, and No Default	60
7.4	Binding Effect	61
7.5	Litigation	61
7.6	Taxes	61
7.7	Environmental Matters	61
7.8	Ownership of Assets; Intellectual Property	62
7.9	Debt	62
7.10	Liens; Priority	62
7.11	Insurance	62
7.12	Full Disclosure	62
7.13	Place of Business	63
7.14	Use of Proceeds	63
7.15	Employee Benefits	64
7.16	Laws Relating to Employment	65
7.17	Trade Names	65
7.18	Transactions with Family Members	65
7.19	Government Regulation	66
7.20	Capitalization	66
7.21	Compliance with Laws; Certain Operations	67
7.22	Solvency	67
7.23	Financials	67
7.24	Absence of Undisclosed Liabilities	68
7.25	Employee Matters	68
7.26	Compliance with Anti-Corruption Law	68
7.27	Compliance with Anti-Terrorism Law	68

Section 8 Affirmative Covenants		69

8.1	Items to be Furnished	69
8.2	Books and Records	71
8.3	Inspections	71
8.4	Taxes	71
8.5	Payment of Obligations and Compliance with Contracts	72
8.6	Indemnification	72
8.7	Maintenance of Existence, Assets, and Business	74
8.8	Insurance	75
8.9	Further Assurances	76
8.10	Compliance with Laws	76

8.11	Expenses	76
8.12	Application of Insurance Proceeds, Eminent Domain, Proceeds and Conditions to Disbursement	77
8.13	Use of Proceeds	78
8.14	Bank Accounts	78

Section 9 Negative Covenants		78

9.1	Debt; Disqualified Stock	78
9.2	Liens	79
9.3	Compliance with Laws and Documents	79
9.4	Loans, Advances, and Investments	79
9.5	Distributions	80
9.6	Acquisitions, Mergers and Dissolutions	81
9.7	Assignment	81
9.8	Fiscal Year and Accounting Methods	81
9.9	Sale of Assets	81
9.10	New Businesses	82
9.11	Employee Plans	82
9.12	Transactions with Affiliates; JV Subsidiaries	82
9.13	Taxes	82
9.14	Prepayment of Debt; Subordinated Debt	82
9.15	Lease Obligations	83
9.16	Capital Expenditures	83
9.17	JV Subsidiaries	83
9.18	Amendments or Changes in Agreements	83
9.19	Negative Pledge	83
9.20	Hedge Agreements	84
9.21	Violation of Anti-Terrorism or Anti-Corruption Law	84

Section 10 Financial Covenants		84

10.1	Total Leverage Ratio	84
10.2	Debt Service Coverage Ratio	84
10.3	Senior Leverage Ratio	84

Section 11 Default		85

11.1	Payment of Obligation	85
11.2	Covenants	85
11.3	Debtor Relief	85
11.4	Judgments and Attachments	85
11.5	Misrepresentation	85
11.6	Default Under Other Agreements	86
11.7	Validity and Enforceability of Loan Documents	86
11.8	Change of Control or Control Event	86
11.9	Breach of Intercreditor Agreement	86
11.10	Failure of Security Documents	86
11.11	Ownership of Guarantors	86
11.12	Subordination Agreements	86

Section 12 Rights And Remedies		87

12.1	Remedies Upon Default	87
12.2	Borrower Waiver	87
12.3	Performance by Agent	87
12.4	Not in Control	87
12.5	Course of Dealing	88
12.6	Cumulative Rights	88
12.7	Application of Proceeds	88
12.8	Diminution in Value of Collateral	88
12.9	Enforcement by Agent	88

Section 13 Agent		88

13.1	Appointment and Authorization of Agent	88
13.2	Rights as a Lender	89
13.3	Exculpatory Provisions	89
13.4	Reliance by Agent	90
13.5	Delegation of Duties	90
13.6	Resignation; Removal of Agent	90
13.7	Non-Reliance on Agent and Other Lenders	91
13.8	No Other Duties, Etc.	91
13.9	Agent May File Proofs of Claim	91
13.10	Collateral Matters	92

Section 14 Miscellaneous		93

14.1	Headings	93
14.2	Non-Business Days	93
14.3	Communications	94
14.4	Survival	95
14.5	Governing Law	95
14.6	Invalid Provisions	95
14.7	Multiple Counterparts	96
14.8	Amendments; Assignments and Participations	96
14.9	Term	99
14.10	Marshaling; Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances	99
14.11	No Novation	99
14.12	No Implied Waivers; Cumulative Remedies; Writing Required	99
14.13	Electronic Submissions	100
14.14	As to Defaulting Lenders	100
14.15	Jury Trial Waiver	102
14.16	Venue and Service of Process	102
14.17	Marketing and Disclosure Rights of Lenders	103
14.18	Divisibility and Replacement of Notes	103
14.19	Acknowledgement by Borrower and Lenders	103
14.20	Entirety	103

EXHIBITS

EXHIBIT A	Form of Tranche A Revolving Note
EXHIBIT B	Form of Tranche B WC Revolving Note
EXHIBIT C	Form of Compliance Certificate

SCHEDULES

SCHEDULE A	Lender Commitments

SCHEDULE 1.1	Guarantors
SCHEDULE 7.2	Subsidiaries
SCHEDULE 7.5(a)	Litigation
SCHEDULE 7.5(b)	Outstanding Judgments
SCHEDULE 7.11	Insurance
SCHEDULE 7.18	Transactions with Family Members
SCHEDULE 7.20(a)	Capitalization
SCHEDULE 7.20(b)-(c)	Planned Issuances; Voting and Transfer Rights; Preemptive Rights and Registration Rights
SCHEDULE 9.1	Disqualified Stock
SCHEDULE 9.15	Existing Lease Obligations

THIRD AMENDED AND RESTATED

LOAN AGREEMENT

THIS THIRD AMENDED AND RESTATED LOAN AGREEMENT AMENDS, SUPERSEDES AND RESTATES THAT CERTAIN SECOND AMENDED AND RESTATED LOAN AGREEMENT BETWEEN BORROWER, CADENCE BANK, N.A. AND THE LENDERS PARTY THERETO DATED MAY 31, 2018 (“PRIOR LOAN AGREEMENT”), RESPECTING LOANS IN THE ORIGINAL PRINCIPAL AMOUNT OF $54,152,967.76 (THE “ORIGINAL LOANS”).

THIS THIRD AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is entered into as of March 13, 2019 (the “Closing Date”), by and among BALDWIN RISK PARTNERS, LLC, a Delaware limited liability company (the “Company” or “Borrower”), for itself and its subsidiaries, CADENCE BANK, N.A., a national banking association (“Cadence”), and the other lenders from time to time party to this Agreement (together with Cadence, each a “Lender”, and collectively the “Lenders”), and Cadence in its capacity as administrative agent and collateral agent for the Lenders (in such capacity, “Agent”).

RECITALS

A. Borrower has requested that Lenders increase the Original Loans by $50,847,032.24, making available to Borrower in the aggregate (i) senior secured revolving loans in an aggregate amount not to exceed $2,000,000 at any one time outstanding, to be used for working capital purposes, and (ii) senior secured acquisition line of credit in an aggregate principal amount of $103,000,000, to be used for acquisition purposes; with the prior Term Loan under the Prior Loan Agreement being repaid in full and retired.

B. The Original Loans are already secured by (i) certain collateral, as evidenced by the Second Amended and Restated Security Agreement dated May 31, 2018 executed by each Original Pledgor, and the Amended and Restated Intellectual Property Security Agreement dated May 31, 2018 executed by each Original Pledgor, (ii) a pledge of equity interests in the subsidiaries of Borrower, as evidenced by the Second Amended and Restated Equity Pledge Agreement dated May 31, 2018, executed by Borrower, as amended, (iii) that certain UCC-1 financing statement filed in the Florida Secured Transaction Registry on October 16, 2015 having filing number 20150537019X, (iv) that certain UCC-1 financing statement filed in the Delaware Department of State’s UCC Filing Section on October 9, 2015 having filing number 20154906078, (v) that certain UCC-1 financing statement filed in the Florida Secured Transaction Registry on April 20, 2016 having filing number 20160737450X, (vi) that certain UCC-1 financing statement filed in the Delaware Department of State’s UCC Filing Section on April 19, 2016 having filing number 20162312633, (vii) that certain UCC-1 financing statement filed in the Delaware Department of State’s UCC Filing Section on June 5, 2018 having filing number 20183802770, and (viii) that certain UCC-1 financing statement filed in the Florida Secured Transaction Registry on June 5, 2018 having filing number 201805440819 (all, collectively, the “Existing Security Documents”).

C. Lenders are willing to make the Loans to Borrower subject to the terms and conditions in this Agreement.

D. Agent and JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) have acted as joint lead arranges and will serve as co-bookrunners with respect to the credit facilities provided under this Agreement, and JPMorgan Chase has acted as syndication agent.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Section 1 Definitions and Terms.

1.1 Definitions. As used in the Loan Documents:

Accordion Period means the period from the date of this Agreement to the date that is twelve (12) months prior to the Maturity Date.

Accordion Facilities has the meaning set forth in Section 2.14.

Accounting Firm means a firm of independent certified public accountants acceptable to Agent.

Acquisition Total Leverage Holiday has the meaning set forth in Section 10.1.

Affiliate of a Person means any other Person that directly or indirectly controls, or is controlled by, or is under common control with, that Person, and, with respect to any Person that is a natural Person, such Person’s spouse and the siblings, ascendants and descendants of such Person and his or her spouse. For purposes of this definition “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of power to direct (or cause the direction of) management or policies of a Person, whether through ownership of Voting Interests or other ownership interests, by contract, or otherwise. Under no circumstances shall Agent or any Lender be deemed to be an Affiliate of Borrower or any Guarantors or Borrower’s or Guarantor’s Affiliates.

Agent is defined in the introductory paragraph of this Agreement, and shall include its successors and assigns.

Aggregate 1st Lien and 2nd Lien Debt means the aggregate amount of the Principal Debt and the Second Lien Creditor Principal Debt.

Aggregate Acquisition Cost means the purchase price, acquisitions costs, brokerage and investment banking fees, attorney’s fees, and all other costs, fees and expenses arising from or related to any Permitted Acquisition or Permitted Minority Acquisition or Follow On Control Purchase or Follow On Minority Purchase.

Aggregate Revolving Loan Commitment means $103,000,000. Each Lender’s portion of the Aggregate Revolving Loan Commitment, in accordance with the Lender’s Revolving Credit Commitment, is set forth on Schedule A, as it may be amended from time to time.

Aggregate WC Revolving Loan Commitment means $2,000,000. Each Lender’s portion of the Aggregate WC Revolving Loan Commitment, in accordance with the Lender’s WC Revolving Credit Commitment, is set forth on Schedule A, as it may be amended from time to time.

Agreement means this Third Amended and Restated Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time.

Annual Distributions Limit has the meaning set forth in Section 9.5.

Anti-Corruption Laws means the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010 (Bribery Act 2010) and any other applicable anti-corruption laws or regulations.

Anti-Terrorism Law means any Law related to money laundering or financing terrorism including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

Applicable Margin means the applicable percentages per annum for Base Rate Loans and LIBOR Loans, as applicable, as determined under Section 3.4(a).

Applicable Percentage Interest or API means (a) in respect of the Revolving Credit Facility, with respect to any Lender at any time, the percentage (carried to the twelfth decimal place) of the Revolving Credit Facility represented by such Lender’s Revolving Credit Commitment at such time, and (b) in respect of the WC Revolving Credit Facility, with respect to any Lender at any time, the percentage (carried to the twelfth decimal place) of the WC Revolving Credit Facility represented by such Lender’s WC Revolving Credit Commitment at such time; provided that if the Revolving Credit Commitments or WC Revolving Credit Commitments have been terminated pursuant to the terms hereof, then the Applicable Percentage Interest of each Lender with respect to the applicable facility shall be determined based upon the Applicable Percentage Interest of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The Applicable Percentage Interests of each Lender as of the Closing Date are as set forth on Schedule A.

Applicable Rate means (a) in the case of a Base Rate Loan, the Base Rate plus the Applicable Margin; and (b) in the case of a LIBOR Loan, the LIBOR plus the Applicable Margin. Notwithstanding the foregoing, the Base Rate and LIBOR are each subject to a floor as stated in Section 3.4(a).

Approved Electronic Form means an Electronic Form that has been approved in writing by Agent (which approval has not been revoked or modified) and sent to Borrower in an Approved Electronic Form Notice.

Approved Electronic Form Notice means not less than thirty (30) days’ prior written notice.

Available WC Revolving Amount means when determined, the lesser of (a) the excess of the Incurrence Test Amount over the Principal Debt, if any, (b) the excess of the Total Incurrence Test Amount over Total Funded Debt, if any, and (c) the excess of the Aggregate WC Revolving Loan Commitment, over the WC Revolving Loan Principal Debt, if any.

Available Revolving Amount means, when determined, the lesser of (a) the excess of the Incurrence Test Amount over the Principal Debt, if any, (b) the excess of the Total Incurrence Test Amount over Total Funded Debt, if any, and (c) the excess of the Aggregate Revolving Loan Commitment, over the Revolving Loan Principal Debt, if any.

Baldwin Family Member means Lowry Baldwin, Trevor Baldwin, Jennifer Baldwin, any relative of any of the foregoing persons (by blood, adoption or marriage) up to and including the fourth degree of consanguinity or affinity, and/or any Affiliate of any of them.

Base Rate means, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate in effect for such day; (b) the sum of the Federal Funds Effective Rate in effect for such day plus one half of one percent (0.5%); and (c) LIBOR in effect on such day plus one percent (1%). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or LIBOR shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or LIBOR, as the case may be.

Base Rate Loan means a Loan which accrues interest based on the Base Rate.

Beneficial Owner has the meaning given such term in Rule 13d-3 under the Securities Exchange Act of 1934, as in effect from time to time.

Beneficial Ownership Regulation means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

Beneficial Ownership Certification means 31 C.F.R. §1010.230.

BKS means Baldwin Krystyn Sherman Partners, LLC.

Borrower is defined in the introductory paragraph hereto.

Borrower Collateral is defined in Section 6.1(a).

Borrower Debt Security means any security or instrument representing borrowed funds that must be repaid by Borrower or any Guarantor, including, without limitation, notes, bonds, bills, certificates of deposit, money market instruments, commercial paper and debentures.

Borrowing Date means any Business Day specified by the Borrower in a Loan Request as a date on which the Borrower requests the Lenders to make a Loan hereunder.

Business Day means any day which is not a Saturday, Sunday, or other day on which commercial banks in Tampa, Florida are authorized or obligated to close.

Cadence is defined in the introductory paragraph hereto.

Capital Expenditures means, without duplication, the following: (a) the aggregate amount of Borrower’s and Guarantors’ expenditures for fixed or capital assets determined in accordance with GAAP (including replacements, capitalized repairs and improvements), plus (b) to the extent not included in clause (a), the aggregate principal portion of all of Borrower’s and Guarantors’ payments under any Capital Lease required to be capitalized in accordance with GAAP (excluding the portion thereof allocable to interest expense).

Capital Lease means any lease (or sublease or other similar arrangement conveying the right to use) of property, real or personal, which is required to be classified and accounted for as a liability for a capital lease on a balance sheet of such Person under GAAP, and the amount of such lease shall be the capitalized amount thereof determined in accordance with GAAP.

Cash Collateralized means to pledge and deposit with or deliver to Agent, for the benefit of one or more of L/C Issuer or WC Revolving Credit Lenders, as collateral for L/C Obligations or obligations of WC Revolving Credit Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Agent and L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Agent and L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

Cash Distributions means a Distribution made in cash.

Cash Equivalents means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of less than one year from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers’ acceptances with maturities of less than one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $100,000,000, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) immediately above, (v) commercial paper having the highest rating obtainable from Moody’s or S&P’s Ratings Services and in each case maturing within nine months after the date of acquisition and (vi) interests in money market mutual funds which invest solely in assets and securities of the type described in clauses (i) through (v) immediately above.

Change of Control means, without the prior written consent of the Agent, the occurrence of any of the following, in a single transaction or any series of transactions: (a) the sale, transfer, conveyance, lease or other disposition (other than by way of merger or consolidation) to any Person (other than to Borrower or any Guarantor) of all or substantially all of the assets of Borrower; (b) the adoption of a plan relating to the dissolution, liquidation or winding-up of Borrower or any Guarantor or of TVIP; or (c) the consummation of any sale, issuance, transfer, exchange, exercise or conversion of Equity Securities, or any merger, consolidation, recapitalization, reorganization or other transaction, of or involving the Borrower or any Guarantor which results in either (i) an Independent Third Party holding 25% or more of the Equity Securities of the Borrower or any Guarantor, or (ii) L. Lowry Baldwin, representatives of his estate or his lineal descendants no longer owning and holding (directly or indirectly) sufficient Voting Interests necessary to at all times have operational control of Borrower and each Guarantor and direct the management policies and decisions of Borrower and each Guarantor. For purposes of this definition of “Change of Control”, (x) any transfer of any of the Voting Interests of an entity that holds Voting Interests of any Person will be deemed to be a transfer of such Voting Interests of such Person, (y) the definition of “Person” shall also include two or more Persons acting as a partnership, limited partnership, syndicate, joint venture, co-investing or other group.

Closing means the closing of the Revolving Credit Facility and WC Revolving Credit Facility hereunder.

Closing Date is defined in the introductory paragraph of this Agreement.

Closing Date Redemption means the Borrower’s redemption of equity from Laura Sherman and Elizabeth Krystyn pursuant to the Redemption Agreement dated on or about March 13, 2019 among such parties.

Closing Statement means that certain closing / flow of funds statement dated the Closing Date and executed by Borrower and Agent. The Lenders acknowledge that the Closing Statement is not shared with the Lenders as it sets forth the amount of certain fees paid to Agent under the applicable Fee Letter that the parties have agreed are confidential.

Collateral is defined in Section 6.3.

Commitment means a Revolving Credit Commitment or a WC Revolving Credit Commitment, as the context may require.

Company is defined in the introductory paragraph hereto.

Compliance Certificate means a certificate in form and substance acceptable to Agent signed by a Responsible Officer of the Company. The form of Compliance Certificate as of the Closing Date is attached hereto as Exhibit C.

Continuing and Unconditional Guaranty means a Continuing and Unconditional Guaranty of the Obligations, in form and substance acceptable to Agent in its sole discretion.

Credit Exposure, means, with respect to any Lender at any time, the aggregate of unused Commitments, Revolving Credit Exposure and WC Revolving Credit Exposure.

Credit Extension means each of (a) a Loan, and (b) an L/C Credit Extension.

Current Financials means (a) until the first delivery of consolidated financial statements of Borrower and its subsidiaries pursuant to Section 8.1, the Financial Statements, and (b) after the first delivery of consolidated financial statements of Borrower and its subsidiaries under Section 8.1, the consolidated financial statements of Borrower and its subsidiaries most recently delivered to Agent under Section 8.1 as of the date of determination.

Debt means (without duplication), with respect to Borrower, TVIP and any Guarantor, (a) all obligations required by GAAP to be classified upon such Borrower’s or any Guarantor’s balance sheet as liabilities, (b) all obligations of such Borrower or Guarantor for borrowed money (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor, or otherwise), excluding the accounting impact of any discount to the GAAP book value of the Debt instrument resulting from the allocation of proceeds from such borrowed money between the Debt instrument and concurrently issued equity interests granted by such Borrower or Guarantor, (c) liabilities to the extent secured (or for which and to the extent the holder of the Debt has an existing right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by such Borrower or Guarantor, (d) Capital Leases and other obligations of such Borrower or Guarantor that have been (or under GAAP should be) capitalized for financial reporting purposes, (e) all obligations of such Borrower or Guarantor to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Stock, and (f) all guaranties, endorsements, and other contingent liabilities with respect to Debt of others. With respect to Borrower, Debt means the aggregate of the Debt of the Borrower and all Guarantors and any Subsidiaries thereof (specifically including, without limitation, Debt of TVIP).

Debtor Relief Laws means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Laws in effect from time to time affecting the rights of creditors generally.

Debt Service Coverage Ratio means, when determined, the ratio of:

(a) EBITDA less Capital Expenditures, less cash Taxes (including, without any limitation, any payment(s) made in cash for Tax on net income or any Cash Distributions to Borrower or its members for purposes of paying income tax liabilities), each for the most recently completed 12-month period, to

(b) Interest Expense paid in cash plus the principal amount of all Debt scheduled to be paid, during the most recently completed 12-month period.

Default (a/k/a Event of Default) is defined in Section 11.

Defaulting Lender means, subject to the final paragraph of Section 14.14, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due (including with respect to its participation in Letters of Credit), (b) has notified the Borrower, Agent or L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under the provisions above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the final paragraph of Section 14.14) upon delivery of written notice of such determination to the Borrower and each Lender.

Default Rate is defined in Section 3.5.

Delaware Divided LLC means any Delaware LLC which has been formed on the consummation of a Delaware LLC Division.

Delaware LLC Division means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

Disqualified Stock shall mean any Equity Security that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, or (b) is convertible into or exchangeable for (i) Debt securities or (ii) any Equity Security referred to in clause (a) above; provided, however, that any Equity Securities that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Securities are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Securities upon the occurrence of a change in control shall not constitute Disqualified Stock if such Equity Securities provide that the issuer thereof will not redeem any such Equity Securities pursuant to such provisions prior to the repayment in full of the Obligations (other than contingent indemnification obligations) and the termination of Lender’s commitments to lend hereunder.

Distribution for any Person means, with respect to any Equity Securities of that Person, (i) the declaration or payment of any dividend or distribution on or with respect to such Equity Securities, (ii) the retirement, redemption, purchase, withdrawal, or other acquisition for value of such Equity Securities (including the purchase of warrants, rights, or other options to acquire such interests), or (iii) any other payment by that Person with respect to such Equity Securities.

Dollar, Dollars or $ mean lawful money of the United States of America.

Earnout means a post-closing purchase price payment obligation of a Loan Party related to a Permitted Acquisitions, Permitted Minority Acquisitions, Follow on Control Purchase or other similar purchase transaction.

EBITDA means, without duplication, for any twelve (12) month period, Borrower’s consolidated Net Income for such period plus (to the extent deducted or excluded in the Net Income):

(a) depreciation, amortization, Interest Expense and income taxes in accordance with GAAP, plus

(b) expenses associated with the Closing of the Loans under this Loan Agreement, including those set forth on the closing statement, plus

(c) any non-cash charges or losses permitted by Agent, plus

(d) any extraordinary, unusual, non-recurring or exceptional expenses, losses or charges, including any loss (including all reasonable fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, plus

(e) an amount equal to Borrower’s ratable share of the EBITDA of TVIP, Galati Marine, IPEO and any JV Subsidiary that becomes a Subsidiary through a Permitted Joint Venture, during the applicable measurement period, plus

(f) expenses associated with the Closing of any Permitted Acquisition and any Permitted Joint Venture,

minus (without duplication) the sum of:

(i) non-cash gains or income, including any non-cash gain attributable to the mark-to-market movement in the valuation of hedging obligations or other derivative instruments,

(ii) any extraordinary or non-recurring income or gain,

(iii) any gain (including all fees and expenses or income relating thereto) attributable to asset dispositions, other than in the ordinary course of business, and

(iv) any gain or income from abandoned, closed, disposed or discontinued operations and any gains on disposal of abandoned, closed or discontinued operations.

Notwithstanding the foregoing, EBITDA for any period shall:

(w) for avoidance of doubt, exclude “EBITDA” for (and, unless approved by Agent, any distributions or dividends from) any entity acquired or invested in via a Permitted Minority Acquisition;

(x) exclude “EBITDA” on a pro forma basis for such period of each Person (or business unit, division or group of such Person) which is sold, transferred or otherwise disposed of by Borrower or any Guarantor during such period;

(y) include “EBITDA” on a pro forma basis for such period of each Person (or business unit, division or group of such Person) that is acquired in a Permitted Acquisition, directly or indirectly, by Borrower or any Guarantor during such period; provided that, in respect of such an acquisition, the “EBITDA” is verified by a Quality of Earnings Report from CBIZ, Inc. or such other diligence firm reasonably acceptable to Agent, the pro forma information shall include the historical financial results of the acquired Person on a pro forma trailing twelve (12) month basis and shall assume that the consummation of such acquisition (and the incurrence, refinancing, or assumption of any Debt in connection with such acquisition) occurred on the first day of the trailing twelve (12) month period, Borrower delivers to Agent executed copies of the documents described in subsections (A) through (E) of Section (e) of the definition of Permitted Acquisition, and Agent consents to the inclusion of such pro forma “EBITDA” pursuant to Section 5.7; and

(z) unless an entity is wholly-owned by the Borrower or a Guarantor and the entity executes and delivers to Agent the documents described in subsections (A) through (E) of Section (e) of the definition of Permitted Acquisition, exclude “EBITDA” for any such entity acquired in a Permitted Acquisition, other than as set forth in subsection (e) in this definition above or as otherwise agreed to by Lender in its reasonable discretion pursuant to Section 5.7. For avoidance of doubt, an entity that is a Guarantor on the Closing Date hereunder and remains a Guarantor shall not have its “EBITDA” excluded under this subsection (z).

Notwithstanding subsection (w) above, if Borrower completes a Permitted Minority Acquisition with respect to an entity, and then within a reasonable time thereafter acquires control of said entity via an additional purchase of Equity Securities in the entity (a “Follow On Control Purchase”), then Borrower’s ratable share of “EBITDA” for such entity shall then be included hereunder from the date of the closing of the Follow On Control Purchase (or, if such entity executes and delivers a Continuing and Unconditional Guaranty and becomes a Guarantor hereunder, then all of the “EBITDA” of such entity shall then be included hereunder from the date of the closing of the Follow On Control Purchase), subject to the other terms and conditions of this Agreement and the following additional conditions: (i) at the time Borrower enters into an agreement for the Follow on Control Purchase, and at the time of the closing of such purchase (and immediately prior to and after giving effect to the closing of such purchase), there exists no Default, Event of Default or Potential Default hereunder or under any of the other Loan Documents, (ii) the business of the entity continues to be substantially similar to or ancillary to the business of Borrower or a Guarantor, (iii) the purchase is not hostile, (iv) the purchase results in Borrower or a Guarantor owning a controlling interest of the Voting Interests in the entity, and subsequent to the closing of the Follow on Control Purchase, the Borrower or a Guarantor must directly own and control the percentage of the outstanding Voting Interests at all times necessary to elect a majority of the Board of Managers/Directors and direct the management policies and decisions of such entity and exert operational control over such entity, (v) said entity executes and delivers to Agent the documents identified in subsections (A) through (E) of Section (e) of the definition of Permitted Acquisition, and (vi) Agent, in its reasonable discretion, agrees to the inclusion of such “EBITDA” pursuant to Section 5.7. Further, if all of the above conditions are satisfied with respect to the entity subject to a Follow On Control Purchase, Agent agrees to also include Borrower’s ratable share of “EBITDA” of the entity on a pro forma basis for the period during which the Follow On Control Purchase occurred, provided that, in respect of such entity, “EBITDA” was verified by a Quality of Earnings Report from CBIZ, Inc. or such other diligence firm reasonably acceptable to Agent at the time of the original Permitted Minority Acquisition of such entity (with the pro forma information including the historical financial results of the entity on a pro forma trailing twelve (12) month basis and shall assume that the consummation of such acquisition (and the incurrence, refinancing, or assumption of any Debt in connection with such acquisition) occurred on the first day of the trailing twelve (12) month period)), and Agent consents to the inclusion of such ratable share of pro forma “EBITDA” pursuant to Section 5.7.

Electronic Form means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information.

Eligible Equity Interests means Equity Securities in Borrower previously issued by Borrower that are not owned or held (directly or indirectly) by Baldwin Insurance Group Holdings, LLC, any Baldwin Family Member, The Villages Invesco, LLC, or any of their Affiliates.

Eminent Domain Event means any Governmental Authority or any Person acting under a Governmental Authority institutes proceedings to condemn, seize or appropriate all or part of any asset of a Borrower.

Eminent Domain Proceeds means all amounts received by Borrower or any Guarantor as a result of any Eminent Domain Event.

Employee Plan means an “employee pension benefit plan” (as defined in section 3(2) of ERISA) established, maintained or contributed to by Borrower or any Guarantor.

Environmental and Safety Law means any Law that relates to public health and safety, nuisance, worker health and safety, protection of the environment, pollution or contamination or to standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, sale, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances.

Environmental Permits means (a) any statutory or regulatory exemption for which Borrower or any Guarantor qualifies, or (b) any permit, license, confirmation letter, or variance letter issued to or for the benefit of Borrower or any Guarantor (or under which a Borrower or Guarantor operates) by the Environmental Protection Agency, the Florida Department of Environmental Protection, or any other Governmental Authority in connection with or pursuant to any Environmental and Safety Law.

Equity Securities means, with respect to any Person (other than an individual):

(a) all of such Person’s issued and outstanding capital stock (including but not limited to common stock and preferred stock), partnership interests, membership interests, equity interests, profits interests, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or other equity or profits interests of such Person;

(b) all of the (i) securities convertible into or exchangeable for shares of capital stock, partnership interests, membership interests, equity interests or profits interests of such Person, and (ii) warrants, rights or options for the purchase or acquisition from such Person of any such shares or interests; and

(c) all of the other equity or profit interests in such Person, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

Equityholder means each of, and Equityholders means collectively, with respect to any Person or Persons (other than an individual), the holders of Equity Securities of such Person or Persons, respectively.

Equity Pledge Agreement means that certain Third Amended and Restated Equity Pledge Agreement dated the Closing Date, by and among the Borrower and the other pledgors from time to time party thereto, as pledgors, and Agent, as secured party for the ratable benefit of the Lenders, as amended, restated, supplemented or otherwise modified from time to time.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and related rules and regulations.

Exhibit means an exhibit attached to this Agreement unless otherwise specified.

Existing Security Documents is defined in the Recitals.

Federal Funds Effective Rate for any day, means the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

Fee Letter means any fee letter between Borrower and Agent in connection with the syndication of the Loans or concerning fees to be paid in connection with this Agreement, including any amendments, restatements, supplements, waivers or modifications hereof or thereof. By its execution of this Agreement, each Lender agrees that Agent may elect to treat as confidential and not share with any Lenders any Fee Letter.

Financial Covenants means the covenants set forth in Section 10.

Financial Statements is defined in Section 7.23(a).

Fixed Charge Coverage Ratio means, when determined, the ratio of:

(a) EBITDA for the most recently completed 12-month period, to

(b) the sum of (collectively, the “Fixed Charges”):

(1)	the principal amount of all scheduled Debt payments and unfinanced cash Earnout payments made during the most recently completed 12-month period (except for the Maturity Date payments of the Loans);

(2)	Interest Expense paid in cash during the most recently completed 12-month period;

(3)	unfinanced Capital Expenditures for the most recently completed 12-month period;

(4)	payment made in cash for Tax on net income for the most recently completed 12-month period;

(5)

any Cash Distributions (unless such Cash Distribution was returned as equity to the capital of the Borrower within ten (10) days following the date on which the Fixed Charge Coverage Ratio is tested) for the most recently completed 12-month period; and

(6)	any Cash Distributions to Borrower or its members for purposes of paying income tax liabilities for the most recently completed 12-month period.

Follow On Control Purchase has the definition set forth in the final paragraph of the definition of “EBITDA” in this Section 1.1.

Follow On Minority Purchase means the redemption by a Guarantor or purchase by Borrower of Equity Securities in Guarantor previously issued by Guarantor that (i) are not owned or held by Borrower, Baldwin Insurance Group Holdings, LLC, any Baldwin Family Member, The Villages Invesco, LLC, or any of their Affiliates, and (ii) does not result in any Change of Control of said Guarantor.

Fronting Exposure means, at any time there is a Defaulting Lender, with respect to L/C Issuer, such Defaulting Lender’s Applicable Percentage Interest of the Outstanding Amount of the L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

Fully Diluted Basis means, with respect to any Person, the assumption that all options, warrants or other convertible securities or instruments or other rights to acquire existing or future classes of Equity Securities of such Person have been exercised or converted, as applicable, in full, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms.

GAAP means generally accepted accounting principles in the United States of America, as in effect from time to time, set out in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

Galati Marine means BKS Partners Galati Marine Solutions, LLC.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and includes a private mediation or arbitration board or panel.

Guarantor means individually, and Guarantors means collectively, each current and future wholly-owned Subsidiary (directly or indirectly) of Borrower, including, without any limitation, the entities identified on Schedule 1.1 hereto, and any additional entity that executes a Continuing and Unconditional Guaranty or a joinder to a Continuing and Unconditional Guaranty; provided that, for the avoidance of doubt, to the extent any Guarantor ceases to be a wholly-owned Subsidiary in accordance with the terms of this Agreement, such entity shall continue to be a Guarantor.

Hazardous Substance means (a) any substance the presence of which requires removal, remediation or investigation under any applicable Environmental and Safety Law, (b) any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any applicable Environmental and Safety Law, or (c) petroleum, petroleum products, oil, N.O.R.M. and other radioactive material, chlorides and asbestos.

Hedge Agreement means any agreement between Borrower or any of its Subsidiaries and any Lender or any affiliate of Lender now existing or hereafter entered into, which provides for and interest rate, credit, commodity or equity swap, cap, floor, collar, spot or forward foreign exchange transaction, currency swap, cross-currency rate swap, currency option, or any similar transaction or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s exposure to fluctuations in interest or exchange rates, loan, credit, exchange, security or currency valuations or commodity prices, including, without any limitation, any ISDA Master Agreement.

Honor Date has the meaning set forth in Section 2.11(c).

Immigration Laws means and includes the Immigration Reform and Control Act of 1986 and any and all other federal, state, municipal or other Laws enforced or under the jurisdiction of the U.S. Immigration and Customs Enforcement or otherwise pertaining to or relating to foreign nationals who come to the United States either temporarily or permanently, including (a) the associated legal rights, duties and obligations of aliens and their employers in the United States, (b) employer verification obligations and procedures involved with the employment of foreign nationals, (c) application processes and procedures involved with naturalization of foreign nationals who wish to become United States citizens, and (d) legal issues relating to people who cross U.S. borders by means of fraud or other illegal means, and those who traffic or otherwise illegally transport aliens into the United States, together with any and all regulations promulgated thereunder.

Incurrence Test Amount means an amount that is equal to 3.75x Borrower’s EBITDA for the trailing twelve (12) month period ended on the month immediately preceding the date of the respective advance.

Insurance Proceeds means all cash proceeds in respect of any insurance policy maintained by Borrower or any Guarantor, including (a) proceeds relating to Borrower Collateral, and (b) any business interruption insurance proceeds, but explicitly excluding any such proceeds of any life insurance policies.

Intellectual Property Security Agreement or IP Security Agreement means that certain Second Amended and Restated Intellectual Property Security Agreement dated the Closing Date, by and between the Borrower and Guarantors as debtor, and Agent, as secured party for the ratable benefit of the Lenders, as amended, restated, supplemented or otherwise modified from time to time.

Interest Expense means, for any period, total interest expense of the Borrower and Guarantors for such period in respect of all outstanding Debt of the Borrower and Guarantors, whether paid, accrued, expensed or capitalized, determined on a consolidated basis in accordance with GAAP.

Interest Period means, with respect to any LIBOR Loan, a monthly period beginning with the first day of each calendar month; provided however that for the period from the Closing Date until the first day of the calendar month in the month immediately following the Closing, the initial Interest Period shall commence on the Closing Date.

Interest Rate is defined in Section 3.4(a).

Intercreditor Agreement means that certain Second Amended and Restated Intercreditor Agreement dated the Closing Date, by and among Borrower, Agent and Holding Company of the Villages, Inc., and any replacement, amendment, supplement, or restatement thereof.

IPEO means BKS – IPEO JV Partners, LLC.

ISP means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

Issuer Documents means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by L/C Issuer and Borrower (or any Guarantor) or in favor of L/C Issuer and relating to such Letter of Credit.

JV Subsidiary means a Subsidiary of a Loan Party formed to engage in a joint venture.

Landlord Subordination of Lien means with respect to any real property leased by a Borrower or Guarantor, a Landlord Subordination of Lien in Proper Form, by and among Agent, such Borrower or Guarantor and the landlord.

Laws means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, and the terms of any license or permit issued by any Governmental Authority.

L/C Advance means, with respect to each WC Revolving Credit Lender, such WC Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage Interest.

L/C Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by Borrower on the date when made or refinanced as a WC Revolving Loan.

L/C Credit Extension means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

L/C Issuer means Cadence in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

L/C Obligations means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Lender is defined in the introductory paragraph hereto, and shall include the L/C Issuer as the context may require.

Letter of Credit means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

Letter of Credit Application means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

Letter of Credit Expiration Date means the day that is three (3) Business Days prior to the Maturity Date for the WC Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

Letter of Credit Fee has the meaning set forth in Section 4.2(b).

Letter of Credit Sublimit means an amount equal to $1,500,000. The Letter of Credit Sublimit is part of, and not in addition to, the WC Revolving Credit Commitments.

LIBOR means the London Interbank Offered Rate of interest for an interest period of one (1) month, which appears on Bloomberg (or, in the event such rate does not appear on Bloomberg, on any successor or substitute information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; in each case a “LIBO Screen Rate”)

on the day that is two (2) London Business Days preceding the commencement of each Interest Period (the “Reset Date”). If LIBOR as defined above is not available or is not published for any Reset Date, then Agent shall, at its reasonable discretion, choose a substitute source for LIBOR, which rate shall become effective for the next Interest Period. LIBOR will be reset for each Interest Period.

LIBOR Loan means a Loan which accrues interest based on LIBOR.

LIBO Screen Rate has the meaning assigned to such term in the definition of LIBOR.

LIBOR Successor Rate is defined in Section 3.9.

LIBOR Successor Rate Conforming Changes means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definitions of LIBOR, the timing and frequency of determining rates and making payments of interest, and other administrative matters as may be appropriate, in the reasonable discretion of Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Agent determines in consultation with Borrower and the Required Lenders).

Lien means, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, servitude, right-of-way or other encumbrance on title to real property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Litigation means, with respect to Borrower or any Guarantor, any claim, action, arbitration, suit, investigation or administrative or other proceeding pending against or affecting such Borrower or Guarantor by or before any court, arbitrator or Governmental Authority.

Loan means individually, and Loans means collectively, the Original Loans as modified in accordance with the terms of this Agreement, including any Revolving Loan, any WC Revolving Loan and any other amount loaned or advanced to or for the benefit of Borrower by a Lender under this Agreement.

Loan Date means, with respect to any Loan requested by Borrower under this Agreement, the date on which the applicable funds are transferred to, or made available to, Borrower.

Loan Documents means the Original Loan Documents as modified hereby or herein or pursuant to documents delivered hereunder or pursuant hereto, specifically including (a) this Agreement, any certificates delivered under this Agreement and the Schedules to this Agreement, (b) the Notes, (c) the Security Documents, (d) any Subordination Agreement (including, without any limitation, the Intercreditor Agreement), (e) the Closing Statement, (f) any Loan Request, (g) any Compliance Certificate, (h) any Continuing and Unconditional Guaranty or other guaranty, (i) any Hedge Agreement (whether executed and delivered on the Closing Date or at any later date), and (j) all other agreements, documents, and instruments in favor of Agent or any Lender from time to time delivered to Agent or any Lender in connection with or under this Agreement, and (k) all renewals, extensions, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing.

Loan Party means any of the Borrower and any Guarantor.

Loan Request means a request for a Loan in form and substance acceptable to Agent signed by a Responsible Officer of the Company.

London Business Day shall mean any day on which commercial banks in London, England are open for general business.

Material Acquisition means any Permitted Acquisition that includes a minimum cash payment at the close of such transaction of not less than $20.0 million.

Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, would reasonably be expected to result in (a) a material impairment of the ability of Borrower or any Guarantor to perform their payment or other material obligations under any Loan Document, (b) a material impairment of the ability of Agent or Lender to enforce its rights or remedies, or Borrower’s or Guarantors’ material obligations, under the Loan Documents, (c) a material and adverse effect on the business, income, operations, assets, liabilities, property or financial condition of Borrower and Guarantors, taken as a whole, or (d) a material and adverse effect on the Collateral taken as a whole.

Maturity Date means the earliest to occur of the following: (a) the five (5) year anniversary of the Closing Date, and (b) the acceleration of the maturity of the Loans pursuant to this Agreement.

Maximum Rate and Maximum Amount respectively mean, for any Lender, the maximum non-usurious rate of interest and the maximum non-usurious amount of interest that, under applicable Law, Lender is permitted to contract for, charge, take, reserve or receive on the Obligation.

Minimum Collateral Amount means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the time that a Defaulting Lender exists, an amount equal to 105% of the Fronting Exposure of L/C Issuer with respect to Letters of Credit issued and outstanding at such time, and (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.11, an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, a lesser amount determined by Agent and L/C Issuer in their sole discretion.

Moody’s means Moody’s Investor Services, Inc.

Net Income means, for any period, Borrower’s consolidated net income for such period after taxes (in conformity with GAAP) but before dividends and any noncontrolling interest, excluding, without duplication, extraordinary items such as (a) net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (including fixed assets and capital stock) other than in the ordinary course of business, (b) any impairment charge or write-up or write-down of assets including investments in debt and equity securities or as a result of a change in law or regulation, (c) provision for taxes on any extraordinary item, (d) any net after-tax gains or losses (and all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, (e) the cumulative effect of a change in accounting principles during such period to the extent included in net income, and (f) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP.

Net Proceeds means (a) with respect to any sale, lease, transfer or other disposition of any asset by any Person, the aggregate amount of cash proceeds from such transaction received by, or paid to or for the account of, such Person, net of customary and reasonable out-of-pocket costs, fees, and expenses, and (b) with respect to the issuance of Equity Securities, debt securities, Subordinated Debt, or similar instruments, or any other incurrence of Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection with such issuance. Net Proceeds include any cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise, but only as and when received.

Non-Defaulting Lender means a Lender that is not a Defaulting Lender.

Note means individually, and Notes means collectively, the Revolving Notes and the WC Revolving Notes and any other promissory note issued to any Lender and evidencing any Loan or all or any other portion of the Obligation, and any promissory notes issued in substitution or replacement thereof.

Obligation or Obligations means, collectively, (a) the Loans and all Debt, liabilities and obligations (including indemnities), and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to any Lender or Agent (or any Affiliate thereof) by Borrower or any Guarantor under any Loan Document, together with all interest accruing thereon, reasonable fees, costs and expenses (including, without limitation, all reasonable attorneys’ fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Documents or in connection with the protection of rights or exercise of remedies under the Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and Guarantors under or pursuant to the Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, including all extensions, renewals, refinancings, modifications, amendments, replacements, consolidations, conversions or increases to any of the foregoing, (c) all liabilities, obligations, agreements and undertakings of Borrower or any Guarantor to Agent or any Lender or any of their affiliates pursuant to any interest rate hedge agreement or other derivative transaction agreement, (d) all obligations and other liabilities of Borrower or any Guarantor to Agent or any Lender or any of their affiliates in respect of any of the following services (the “Bank Product Obligations”) (i) any treasury or other cash management services, including, without limitation, any funds transfer, depository (including, without limitation, cash vault and check deposit), zero balance account and sweep, returned items processing, controlled disbursement, positive pay, lockbox, account reconciliation and information reporting, payables outsourcing, payroll processing, and trade finance services, and (ii) card services, including, without limitation, credit card (including, without limitation, purchasing card and commercial card), prepaid card (including, without limitation, payroll, stored value and gift cards), merchant services processing, and debit card services, and (e) all costs of collection and protection of the rights of Agent (on behalf of the Lenders), including attorneys’ fees allowed by law, whether such collection or protection occurs prior to, during or after any bankruptcy proceedings filed by or against Borrower or any Guarantor.

.Opinion of Borrower’s Legal Counsel means a written opinion of Borrower’s legal counsel delivered to Agent for the benefit of Agent and Lenders in form and substance acceptable to Agent.

Order means any judgment, injunction, judicial or administrative order or decree granted, made, issued or otherwise promulgated by any Governmental Authority.

Original Loan Documents mean the Second Amended and Restated Loan Agreement dated May 31, 2018 respecting the Original Loans, any note delivered thereunder or pursuant thereto, any continuing and unconditional guaranty or other guaranty related thereto, the Existing Security Documents, and all other original loan documents executed thereunder or related thereto, as amended or modified.

Original Pledgor means each of Borrower, BRP Medical Insurance Holdings, LLC, BRP Medicare Insurance, LLC, BRP Medicare Insurance II, LLC, BRP Medical Insurance III, LLC, Baldwin Krystyn Sherman Partners, LLC, BKS Partners Private Risk, Group, LLC, BRP Main Street Insurance Holdings, LLC, BRP Ryan Insurance, LLC, BRP Bradenton Insurance, LLC, BRP Affordable Home Insurance, LLC, BKS D&M Holdings, LLC, BRP D&M Insurance, LLC, BRP Insurance Intermediary Holdings, LLC, AB Risk Specialist, LLC, KB Risk Solutions, LLC, BRP Black Insurance, LLC, BRP Colleague, Inc., and any other pledgor under the Original Loan Documents.

Other Taxes is defined in Section 3.1(b).

Outstanding Amount means, with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other charges in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

PBGC means the Pension Benefit Guaranty Corporation, or any successor thereof, established under ERISA.

Permitted Acquisition means the acquisition by Borrower of any other Person, (whether by purchase of all or substantially all of the assets or Equity Securities, merger or other transaction or series of transactions); provided that each of the following conditions is satisfied with respect to such acquisition:

(a)

at the time Borrower enters into an agreement to acquire, and at the time of the closing of such acquisition (and immediately prior to and after giving effect to the closing of such acquisition), there exists no Default, Event of Default or Potential Default hereunder or under any of the other Loan Documents;

(b)	the business of the entity or business to be acquired, or the entity from which the assets are to be acquired, is substantially similar to or ancillary to the business of Borrower or a Guarantor;

(c)	the acquisition is not hostile;

(d)

to the extent the acquisition is of an entity, the acquisition must be for a controlling interest of the Voting Interests in the entity, and subsequent to such acquisition, the Borrower must directly own and control the percentage of the outstanding Voting Interests at all times necessary to elect a majority of the Board of Managers/Directors and direct the management policies and decisions of such entity and exert operational control over such entity; and

(e)

if the acquired entity is either (i) wholly owned, directly or indirectly, by the Borrower, or (ii) the acquisition is financed in whole or in part with the proceeds of the Tranche A Loan, it executes and delivers to Agent (A) a joinder agreement to the Continuing and Unconditional Guaranty, in form and substance acceptable to Agent, becoming a Guarantor of the Loans, (B) a joinder agreement to the Security Agreement, in form and substance acceptable to Agent, becoming a pledgor thereunder, (C) a joinder agreement to the IP Security Agreement, in form and substance acceptable to Agent, becoming a pledgor thereunder, (D) a joinder agreement to the Equity Pledge Agreement, in form and substance acceptable to Agent, pursuant to which Borrower’s or Guarantor’s equity interests of such acquired entity is pledged to Agent; and (E) such other documents, instruments and certificates as may be reasonably requested by Agent.

Permitted Debt means

(a) the Obligation;

(b) Debt arising from endorsing negotiable instruments for collection in the ordinary course of business;

(c) purchase money Debt and Capital Lease obligations incurred in the ordinary course of business which, in the aggregate, do not exceed $500,000 at any time;

(d) trade payables and other current liabilities incurred in the ordinary course of business;

(e) the Second Lien Credit Facility, and any renewal or extension thereof, provided that the amount of such Debt never exceeds $125,000,000 at any time;

(f) other unsecured Debt in an aggregate amount not to exceed $250,000;

(g) Debt acquired pursuant to a Permitted Acquisition that would otherwise constitute Permitted Debt;

(h) Debt to current or former members of Borrower in connection with the repurchase or redemption of equity interests in Borrower from a minority equityowner so long as such Debt is subordinated to the Obligation pursuant to a Subordination Agreement;

(i) guaranties in respect of Debt permitted under this definition; and

(j) guarantees of purchase price, earn-out or related payments pursuant to the purchase agreement for any Permitted Acquisition or Permitted Minority Acquisition or Follow On Control Purchase or Follow On Minority Purchase, subject to compliance at all times with each of the following conditions (A) each such guarantee is and shall be subordinate to the Obligation, and (B) any payment under any such guarantee may not be made if there is any Default or if the making of any such payment would result in any Default.

Permitted Joint Venture means the creation of and investment into a JV Subsidiary by a Loan Party; provided that the following conditions are satisfied:

(a) at the time the Loan Party enters into an agreement to form such joint venture, and at the time of the closing of the formation of such joint venture (and immediately prior to and after giving effect to the closing of such joint venture), there exists no Default, Event of Default or Potential Default hereunder or under any of the other Loan Documents; and

(b) the business of the JV Subsidiary is substantially similar to or ancillary to the business of Borrower or a Guarantor; and

(c) the Loan Party must be the Beneficial Owner of at least fifty percent (50%) of the Voting Interests of the JV Subsidiary, and the Loan Party must have the right to elect a majority of the Board of Managers/Directors and direct the management policies and decisions of the JV Subsidiary and exert operational control over the JV Subsidiary; and

(d) with respect to (i) an investment into a JV Subsidiary in excess of $250,000 or (ii) investments into JV Subsidiaries in excess of $750,000 in the aggregate for any fiscal year, Agent has reviewed and approved, in its sole and absolute discretion, the creation of and investment into the JV Subsidiary.

Permitted Liens means

(a) Liens securing the Obligation;

(b) Liens securing the Second Lien Credit Facility, provided that (i) such Liens are validly subordinated to Agent’s first priority Liens as contemplated in the Intercreditor Agreement and hereunder, and (ii) the Borrower and Second Lien Creditor comply with the terms and conditions of the Intercreditor Agreement;

(c) Liens which secure purchase money Debt and Capital Lease obligations permitted under clause (c) of the definition of Permitted Debt and which encumber only the assets acquired with such purchase money Debt, or the assets subject to such Capital Lease and any replacements or continuations of such Liens or leases permitted thereunder; provided, that the Debt incurred in connection with such acquisition and secured by such Lien shall not exceed one hundred percent (100%) of the amount of the purchase price of such items then being financed;

(d) Pledges, deposits or Liens arising or made to secure payment of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs;

(e) Easements, rights-of-way, encumbrances and other restrictions on the use or value of real property or any other property or asset which do not materially impair the use thereof;

(f) Liens for Taxes and Liens imposed by operation of law (including, without limitation, Liens of mechanics, materialmen, warehousemen, carriers and landlords, and similar Liens) provided that (i) the amount secured is not overdue by more than thirty (30) days and no Lien has been filed, or (ii) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, reserve or other provision required by GAAP has been made, levy and execution thereon have been (and continue to be) stayed, or payment is fully covered by insurance (subject to the customary deductible);

(g) Rights of offset or statutory banker’s Liens arising in the ordinary course of business in favor of commercial banks, provided that any such Lien shall only extend to deposits and property in possession of such commercial bank;

(h) Pledges for deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than Liens imposed by ERISA; and

(i) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(j) any interest or title of a lessor under any lease for real property; and

(k) Liens arising by virtue of the rendition, entry or issuance against the Borrower or any Guarantor, or any property of the Borrower or any Guarantor, of any judgment, writ, order or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of a Default or Material Adverse Event hereunder.

Permitted Minority Acquisition means the purchase by Borrower of Equity Securities of another entity where such purchase does not constitute a Permitted Acquisition; provided that each of the following conditions is satisfied with respect to such purchase:

(a) at the time Borrower enters into an agreement to purchase, and at the time of the closing of such purchase (and immediately prior to and after giving effect to the closing of such acquisition), there exists no Default, Event of Default or Potential Default hereunder or under any of the other Loan Documents;

(b) the business of the entity is substantially similar to or ancillary to the business of Borrower or a Guarantor; and

(c) the purchase is not hostile.

Person means any natural person, sole proprietorship, partnership, limited partnership, corporation, limited liability company, business trust, investment fund or vehicle, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization.

Pledged Equity Securities means any and all Equity Securities issued by any Guarantor to the Borrower or any Guarantor, or otherwise pledged under the Equity Pledge Agreement.

Potential Default means the occurrence of any event or the existence of any circumstance that would, with the giving of notice or lapse of time or both, become a Default.

Prime Rate means the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office (which is not necessarily the best or lowest rate of interest charged by the Agent in connection with extensions of credit to borrowers); each change in the Prime Rate shall be effective from (and including) the date such change is publicly announced as being effective.

Principal Debt means, when determined, the aggregate of the Revolving Loan Principal Debt and the WC Revolving Loan Principal Debt.

Projections is defined in Section 7.23(c).

Proper Form means in form and substance reasonably satisfactory to Agent and their legal counsel.

Representative means, with respect to any Person, any representative, officer, director, manager, employee, consultant, contractor, attorney or agent of such Person.

Responsible Officer of a Person (other than an individual) means the President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, or Chief Operating Officer of such Person.

Required Lenders means, at any time, Lenders having Credit Exposures representing more than 50% of the Credit Exposures of all Lenders; provided that, (i) during any period in which there are less than three (3) Lenders, “Required Lenders” shall mean all Lenders, and (ii) Required Lenders shall be at least two (2) unaffiliated Lenders. The Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

Revolving Credit Commitment means, as to each Lender, its obligation to make Revolving Loans to Borrower pursuant to Section 2.1, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule A under the caption “Revolving Credit Commitment” or opposite such caption in an assignment and assumption document pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

Revolving Credit Exposure means, with respect to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans.

Revolving Credit Facility is defined in Section 2.1(a).

Revolving Loan is defined in Section 2.1(a).

Revolving Loan Principal Debt means, when determined, the aggregate outstanding principal balance of the Revolving Notes (including any accrued and unpaid interest added pursuant to Section 3.5).

Revolving Notes is defined in Section 2.1(a), and each such note evidences a Loan made by a Lender hereunder and shall be substantially in the form of Exhibit A hereto, and includes all renewals, increases, modifications, amendments, supplements, restatements and replacements of, or substitutions for, such notes.

Sanctioned Person means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or, the U.S. Department of State, or by the Canadian Government, the United Nations Security Council, the European Union or any European Union member state (whether designated by name or by reason of being included in a class of person), (b) any Person domiciled, registered as located or having its main place of business, operating, organized or resident in country or territory whose government is the subject of sanctions.

Sanctions means economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, Executive Orders or notices from regulators implemented adapted, imposed, administered, enacted and/or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State, the Canadian Government, the Norwegian State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, and any authority acting on behalf of any of them in connection with any economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, Executive Orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced from time to time by any of them.

S&P means Standard & Poor’s Ratings Group (a division of The McGraw-Hill Companies, Inc.).

Schedule means a schedule attached to this Agreement unless otherwise specified.

Second Lien Creditor means Holding Company of the Villages, Inc.

Second Lien Credit Facility means a second lien credit facility provided by Second Lien Creditor to Borrower in an aggregate amount of up to $125,000,000 at any time.

Second Lien Creditor Principal Debt means, when determined, the aggregate outstanding principal balance under the Second Lien Credit Facility.

Securities Act means the Securities Act of 1933, as in effect from time to time.

Security Agreement means that certain Third Amended and Restated Security Agreement dated the Closing Date, by and among Borrower and Guarantors, as debtor and Agent, as secured party for the ratable benefit of the Lenders, pursuant to which Borrower and Guarantors granted Agent a Lien in the Collateral (as defined therein) to secure the Obligation, as amended, restated, supplemented or otherwise modified from time to time.

Security Documents means the Existing Security Documents (as modified hereby or by other Loan Documents delivered hereunder), the Security Agreement, the Intellectual Property Security Agreement, the Equity Pledge Agreement, and all related instruments and documents executed and delivered to Agent at the Closing or pursuant to Section 6 or Section 8.9, and all documents and UCC financing statements executed in connection with the foregoing to create or perfect a Lien on the Collateral.

Senior Funded Debt means, without duplication, when determined, (a) all obligations of the Borrower and Guarantors to Lenders or Agent for borrowed money (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor, surety or other secondary obligor or otherwise), excluding the accounting impact of any discount to the GAAP book value of the Debt instrument resulting from the allocation of proceeds from such borrowed money between the Debt instrument and concurrently issued equity interests granted by such Person, plus (b) all purchase money Debt and Capital Lease obligations of the Borrower and Guarantors.

Senior Leverage Ratio means, when determined, the ratio of the (a) Senior Funded Debt to (b) EBITDA for the most recently completed 12-month period.

Shareholder Collateral is defined in Section 6.3.

Solvent means, with respect to an entity or entity group, as applicable, that based upon the most recent annual operating plan or the Current Financials as provided under Section 8.1, (a) the aggregate fair market value of the subject entity or entity group’s assets exceeds the subject entity or entity group’s liabilities taken as a whole, (b) the subject entity or entity group has sufficient cash flow to enable them to pay their Debts as they mature, and (c) the subject entity or entity group does not have unreasonably small capital to conduct their businesses.

Subordinated Debt means any Debt that is contractually subordinated in right of payment, collection, enforcement and lien rights to the prior payment in full of the Obligation pursuant to a Subordination Agreement or any Loan Document, expressly including the Debt owing to the Second Lien Creditor.

Subordination Agreement means individually, and Subordination Agreements means collectively, each subordination and intercreditor agreement by and among Agent, any holder of Subordinated Debt, as subordinated lender, and the Borrower(s) who are obligated under such Subordinated Debt, in form and substance satisfactory to Agent, including, without any limitation, the Intercreditor Agreement.

Subsidiary of any Person means any corporation, partnership or other entity of which such Person is the Beneficial Owner of at least fifty percent (50%) of the Voting Interests.

Tax means, for any Person, any taxes, assessments or other governmental charges or levies imposed upon that Person, its income, or any of its properties, franchises or assets.

Tax Code means the Internal Revenue Code of 1986, as amended, and related rules and regulations.

Total Credit Commitment means, as to each Lender, the aggregate amount of such Lender’s Revolving Credit Commitment and WC Revolving Credit Commitment.

Total Funded Debt means, without duplication, when determined, the following: (a) all obligations of the Borrower and Guarantors for borrowed money (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor, surety or other secondary obligor or otherwise), excluding the accounting impact of any discount to the GAAP book value of the Debt instrument resulting from the allocation of proceeds from such borrowed money between the Debt instrument and concurrently issued equity interests granted by such Person, plus (b) all purchase money Debt and Capital Lease obligations (excluding any real property lease obligations) of the Borrower and Guarantors.

Total Incurrence Test Amount means an amount that is equal to 6.00x Borrower’s EBITDA for the trailing twelve (12) month period ended on the month for which the most recent Compliance Certificate has been provided pursuant to the requirements of this Agreement.

Total Leverage Ratio means, when determined, the ratio of the (a) Total Funded Debt to (b) EBITDA for the most recently completed 12-month period.

Tranche A Loan is defined in Section 2.1(a).

Tranche B Loan is defined in Section 2.3.

TVIP means The Villages Insurance Partners, LLC.

Type means a Base Rate Loan or a LIBOR Loan.

UCC means the Uniform Commercial Code as adopted in Florida and as amended from time to time.

UCP means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

Unreimbursed Amount is defined in Section 2.11(c).

Voting Interests of any Person means the shares of capital stock, membership interests, partnership interests or other Equity Securities issued by such Person that have voting power (whether pursuant to applicable Laws, such Person’s charter, any shareholders, partnership, company or operating agreement or by any other contractual right) for the election, removal or replacement of, or otherwise have the power to designate, (a) the members of such Person’s board of directors, board of managers or other governing body performing similar functions, or (b) if such Person is a limited partnership, the general partner of such Person; provided, that the “Voting Interests” of any member-managed limited liability company shall be deemed to be the Equity Securities of such limited liability company that are held by its managing member(s).

WC Revolving Credit Commitment means, as to each WC Revolving Credit Lender, its obligation to (a) make WC Revolving Loans to Borrower pursuant to Section 2.3, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule A under the caption “WC Revolving Credit Commitment” or opposite such caption in an assignment and assumption document pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

WC Revolving Credit Exposure means, with respect to any WC Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding WC Revolving Loans and such Lender’s participation in L/C Obligations at such time.

WC Revolving Credit Facility is defined in Section 2.3.

WC Revolving Credit Lender means, (a) at any time prior to the termination of the WC Revolving Credit Commitments, any Lender that has a WC Revolving Credit Commitment at such time, and (b) at any time after termination of the WC Revolving Credit Commitments, any Lender that has WC Revolving Credit Exposure at such time.

WC Revolving Loan is defined in Section 2.3.

WC Revolving Loan Principal Debt means, when determined, the aggregate outstanding principal balance of the WC Revolving Notes (including any accrued and unpaid interest added pursuant to Section 3.5), plus the L/C Obligations.

WC Revolving Notes is defined in Section 2.3(a), and each such note evidences a Loan made by a WC Revolving Credit Lender hereunder and shall be substantially in the form of Exhibit B hereto, and includes all renewals, increases, modifications, amendments, supplements, restatements and replacements of, or substitutions for, such notes.

1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Words in respect of one gender include each other gender where appropriate.

(b) With reference to this Agreement and each other Loan Document, unless otherwise specified in this Agreement or in such other Loan Documents,

(i) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears;

(ii) the words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof;

(iii) unless otherwise expressly stated, the terms “to the Borrower’s knowledge” and “to the knowledge of Borrower” and any other references to the knowledge or awareness of Borrower, including “to the best of Borrower’s knowledge” or “to the Borrower’s best knowledge” means to the knowledge of Borrower or any Guarantor; Borrower or any Guarantor shall be deemed to have “knowledge” of a particular fact or matter if any director, officer, manager or key employee of such Borrower or Guarantor is actually aware of such fact or matter;

(iv) any references to equity interests or other interests of “Lender” in any entity, property or assets, and any references to things owned by “Lender” or obligations owed to “Lender”, shall include all such equity interests, ownership interests and obligations owned by or owed to Lender;

(v) the term “including” is by way of example and not limitation;

(vi) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; and

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings in this Agreement and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Borrower, Agent, Lenders and the other parties thereto and are the products of all parties; accordingly, they shall not be construed against Agent or any Lender merely because of Agent and Lenders’ involvement in their preparation.

1.3 Accounting Principles. All accounting and financial terms used in the Loan Documents will be determined in accordance with GAAP. Unless otherwise indicated, all financial calculations in respect of the Borrower or any Guarantor are on a consolidated basis and defined terms assume that financial information is prepared or calculated on a consolidated basis in accordance with GAAP. If any changes in GAAP are hereafter required or permitted and are adopted by Borrower or a Guarantor on a consolidated basis with the agreement of their certified public accountants and such changes result in a change in the method of calculation of any of the Financial Covenants, restrictions or standards herein or in the related definitions or terms used therein, the parties hereto agree to enter into negotiations to amend such provisions so as to reflect equitably such changes with the desired result that the criteria for evaluating the financial condition of Borrower and Guarantors on a consolidated basis shall be the same after such changes as if such changes had not been made; provided however, that no change in GAAP that would affect the method of calculation of any of the Financial Covenants, restrictions or standards or definitions of terms used therein shall be given effect in such calculations unless and until such provisions are amended in a manner reasonably satisfactory to Agent (and Borrower shall provide additional financial statements and supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as the Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to the Loan Parties both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the Financial Covenants before giving effect to the applicable changes in GAAP).

1.4 Time. Unless otherwise specified, all references in this Agreement to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.5 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 2 Loan Commitments; Letters of Credit.

2.1 Tranche A Loan.

(a) Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, agrees to loan to Borrower after the Closing Date an amount not to exceed its Revolving Credit Commitment in one or more Loans (each, a “Revolving Loan”), which Borrower may borrow, repay, and re-borrow under this Agreement (the “Tranche A Loan” or the “Revolving Credit Facility”). The obligation of the Borrower to repay the aggregate unpaid principal amount of all Revolving Loans under the Revolving Credit Facility, together with interest thereon, shall be evidenced by a note issued to each Lender on the Closing Date with a face amount of up to such Lender’s Revolving Credit Commitment (collectively, the “Revolving Notes”). Prior to the Maturity Date and subject to the other provisions of this Agreement and the other Loan Documents, the Borrower may borrow, repay and reborrow advances under the Revolving Credit Facility; provided that at any given time the aggregate amount of Revolving Loans outstanding may not exceed the Aggregate Revolving Loan Commitment. Borrower may repay all or any portion of the Tranche A Loan at any time and from time to time without any prepayment premium or penalty, but subject to the indemnification provisions of Section 8.6 and the obligations in any Hedge Agreement. Revolving Loans may from time to time consist of LIBOR Loans and/or Base Rate Loans, as determined by the Borrower and notified to the Agent in accordance with the terms of this Agreement.

(b) Each Lender’s commitment to lend under the Revolving Credit Facility shall expire at 2:00 p.m. on the last Business Day preceding the Maturity Date; provided, that, Borrower’s and Guarantors’ obligations and Agent and each Lender’s rights under the Loan Documents shall continue in effect until the Obligation is paid in full.

(c) In addition to compliance with the conditions precedent specified in Section 5.3, each Revolving Loan shall be subject to the following conditions:

(i) each Revolving Loan must occur on a Business Day and no later than the Business Day immediately preceding the Maturity Date;

(ii) Agent must receive Borrower’s Loan Request for each Revolving Loan by 10:00 a.m. on the third (3rd) Business Day before the proposed Loan Date for such Revolving Loan, and such Loan Request must include, among other things, Borrower’s election of the Type of Loan;

(iii) each Revolving Loan (unless the remaining Available Revolving Amount is less) must be in an amount not less than $100,000 or a greater integral multiple of $100,000;

(iv) no Revolving Loan may exceed the Available Revolving Amount as of the Loan Date for the applicable Revolving Loan; and

(v) after giving effect to any Revolving Loan, the Revolving Loan Principal Debt may not exceed the Aggregate Revolving Loan Commitment.

2.2 [Reserved.]

2.3 Tranche B Loan.

(a) Subject to the terms and conditions of this Agreement, each WC Revolving Credit Lender, severally and not jointly, agrees to loan to Borrower after the Closing Date an amount not to exceed its WC Revolving Credit Commitment in one or more Loans (each, a “WC Revolving Loan”), which Borrower may borrow, repay, and re-borrow under this Agreement (the “Tranche B Loan” or “WC Revolving Credit Facility”). The obligation of the Borrower to repay the aggregate unpaid principal amount of all WC Revolving Loans under the WC Revolving Credit Facility, together with interest thereon, shall be evidenced by a note issued to each Lender on the Closing Date with a face amount of up to such Lender’s WC Revolving Credit Commitment (collectively, the “WC Revolving Notes”). Prior to the Maturity Date and subject to the other provisions of this Agreement and the other Loan Documents, the Borrower may borrow, repay and reborrow advances under the WC Revolving Credit Facility; provided that at any given time the aggregate amount of WC Revolving Loans outstanding and the L/C Obligations may not exceed the Aggregate WC Revolving Loan Commitment. Borrower may repay all or any portion of the Tranche B Loan at any time and from time to time without any prepayment premium or penalty, but subject to the indemnification provisions of Section 8.6 and the obligations in any Hedge Agreement. WC Revolving Loans may from time to time consist of LIBOR Loans and/or Base Rate Loans, as determined by the Borrower and notified to the Agent in accordance with the terms of this Agreement.

(b) Each Lender’s commitment to lend under the WC Revolving Credit Facility shall expire at 2:00 p.m. on the last Business Day preceding the Maturity Date; provided, that, Borrower’s and Guarantors’ obligations and Agent and each Lender’s rights under the Loan Documents shall continue in effect until the Obligation is paid in full.

(c) In addition to compliance with the conditions precedent specified in Section 5.4, each WC Revolving Loan shall be subject to the following conditions:

(i) each WC Revolving Loan must occur on a Business Day and no later than the Business Day immediately preceding the Maturity Date;

(ii) Agent must receive Borrower’s Loan Request for each WC Revolving Loan by 10:00 a.m. on the third (3rd) Business Day before the proposed Loan Date for such WC Revolving Loan, and such Loan Request must include, among other things, Borrower’s election of the Type of Loan;

(iii) each WC Revolving Loan (unless the remaining Available WC Revolving Amount is less) must be in an amount not less than $100,000 or a greater integral multiple of $100,000;

(iv) no WC Revolving Loan may exceed the Available WC Revolving Amount as of the Loan Date for such WC Revolving Loan; and

(v) after giving effect to any WC Revolving Loan, the WC Revolving Loan Principal Debt may not exceed the Aggregate WC Revolving Loan Commitment.

2.4 Loan Procedure. Subject to compliance with Section 5 (or waiver by Lender of any of the terms hereof), the Borrower may request any Revolving Loan or WC Revolving Loan by submitting a Loan Request to Agent at least three (3) Business Days prior to the proposed Loan Date for such Loan, which Loan Request shall include the requested date of the Loan, the principal amount to be borrowed, a detailed description of the proposed use of proceeds of such Loan, and the election by Borrower of the Type of Loan. If Borrower fails to specify a Type, then a Loan shall be as a LIBOR Loan. Each Revolving Loan or WC Revolving Loan shall be allocated to each Lender according to its Applicable Percentage Interest.

Following the receipt of a Loan Request (or written request from conversion of a Type of Loan to another Type), Agent shall promptly (but in no event less than one Business Day prior to the date that such Lender shall be required to make funds available with respect to a LIBOR Loan) notify each Lender of the amount of its Applicable Percentage Interest of the applicable Loan. Each Lender shall make the amounts of its Loan available to Agent in immediately available funds at Agent’s principal office not later than 1:00pm on the Business Day specified in the applicable Loan Request. Upon satisfaction of the applicable conditions in Section 5, Agent shall make all funds so received available to Borrower in like funds as received by Agent either by (i) crediting the account of Borrower on the books of Cadence with the amount of such funds, or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by Borrower; provided however, that if, on the date of the Loan Request with respect to such borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Loan, first shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above. Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for any LIBOR Loan upon determination of such interest rate. At any time that a Base Rate Loan is outstanding, Agent shall notify Borrower and Lenders of any change in Cadence’s Primate Rate used in determining the Base Rate promptly following the public announcement of such change.

2.5 [Reserved.]

2.6 Mandatory Repayments and Prepayments.

(a) Mandatory Prepayments of Proceeds. At Agent’s election, the following amounts shall either be applied to the Obligation in accordance with Section 3.3 or retained by the Borrower:

(i) all Net Proceeds from the sale, issuance, assignment, disposition or other transfer of any asset by Borrower or any Guarantor to any Person whether or not permitted by Section 9.9 (other than dispositions permitted under Section 9.9(a), (b), (c) or (f));

(ii) all Insurance Proceeds and Eminent Domain Proceeds that relate to Borrower’s or any Guarantor’s assets and that Lender is entitled to receive under Section 8.12 (other than Insurance Proceeds used to restore or replace assets of Borrower or any Guarantor as permitted under Section 8.12(c));

(iii) 100% of the Net Proceeds of the issuance, sale, assignment, disposition or other transfer of Equity Securities by Borrower or any Guarantor to any Person whether or not permitted by Section 9.9;

(iv) all Net Proceeds of the issuance, sale, assignment, disposition or other transfer of any Borrower Debt Security by Borrower or any Guarantor to any Person whether or not permitted by Section 9.9 other than Permitted Debt;

(v) the ratable share of Borrower’s Net Proceeds from the sale, issuance, assignment, disposition or other transfer of any asset of TVIP or any JV Subsidiary to any Person whether or not permitted by Section 9.9 (other than dispositions permitted under Section 9.9(a), (b), (c) or (f); and

(vi) the ratable share of BKS’ Net Proceeds from the sale, issuance, assignment, disposition or other transfer of any asset of Galati Marine or IPEO to any Person whether or not permitted by Section 9.9 (other than dispositions permitted under Section 9.9(a), (b), (c) or (f).

All mandatory prepayments pursuant to this Section 2.6(a) shall first be applied to the Revolving Loan Principal Debt, and then to the WC Revolving Loan Principal Debt; further, if any prepayment required pursuant to this Section 2.6(a) is greater than $20,000,000, then any Lender may elect to correspondingly reduce the amount of their own Revolving Credit Commitment (on a pro rata basis based upon the amount of their API with respect to the Revolving Credit Facility, against the amount of such prepayment) by giving Agent, all other Lenders and Borrower written notice of such election within fifteen (15) Business Days of such prepayment being made (with a corresponding reduction being made in the amount of the Aggregate Revolving Loan Commitment).

2.7 Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of borrowing that such Lender will not make available to the Agent such Lender’s Loan, the Agent may assume that such Lender will make such funds available on such date in accordance with Section 2.4 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Loan available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to (but excluding) the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, a rate determined by the Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to such Loan. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

2.8 Sharing of Payments. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower and Guarantors consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower or Guarantor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower or Guarantor in the amount of such participation.

2.9 Unused Portion of Defaulting Lender.

The Borrower may terminate the unused Revolving Credit Commitment and the WC Revolving Credit Commitment of any Lender that is a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 14.14(b) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this

Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Agent, or any other Lender may have against such Defaulting Lender.

2.10 Conversion.

(a) The Borrower may elect from time to time to convert LIBOR Loans to Base Rate Loans by giving the Agent irrevocable notice of such election at least five (5) Business Days prior to the date of such election; provided that, any such conversion of LIBOR Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to LIBOR Loans by giving the Agent irrevocable notice of such election at least five (5) Business Days prior to the date of such election (which notice shall specify the length of the initial Interest Period therefor); provided that, no Base Rate Loan may be converted to a LIBOR Loan (i) when any Event of Default has occurred and is continuing or (ii) after the date that is one month prior to the Maturity Date. Except as otherwise provided herein, a LIBOR Loan may be converted only on the last day of an Interest Period.

(b) The Borrower may elect to continue any LIBOR Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Agent, in accordance with the applicable provisions in the definition of the term “Interest Period,” of the length of the next Interest Period to be applicable to such Loans; provided that, no LIBOR Loan may be continued as such at the end of the applicable Interest Period (i) when any Event of Default has occurred and is continuing or (ii) after the date that is one month prior to the Maturity Date; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph such Loans shall be automatically continued as LIBOR Loans, unless if such continuation is not permitted pursuant to subclause (i) or (ii) above, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period.

2.11 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) L/C Issuer agrees, in reliance upon the agreements of WC Revolving Credit Lenders set forth in this Section 2.11, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) WC Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the WC Revolving Credit Exposure of all Lenders shall not exceed the lesser of the Aggregate WC Revolving Loan

Commitment and the Available WC Revolving Amount, (y) the WC Revolving Credit Exposure of any WC Revolving Credit Lender shall not exceed such Lender’s WC Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) L/C Issuer shall not issue any Letter of Credit, if:

(A) the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance, unless the Agent and the WC Revolving Credit Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless Agent and all WC Revolving Credit Lenders have approved such expiry date.

(iii) L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain L/C Issuer from issuing the Letter of Credit, or any Law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by Agent and L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars;

(E) any WC Revolving Credit Lender is at that time a Defaulting Lender, unless L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to L/C Issuer (in its sole discretion) with Borrower or such Lender to eliminate L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 14.14) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) L/C Issuer shall not amend any Letter of Credit if L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) L/C Issuer shall act on behalf of the WC Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to Agent in Section 13 with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Section 13 included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to L/C Issuer (with a copy to Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by L/C Issuer, by personal delivery or by any other means acceptable to L/C Issuer. Such Letter of Credit Application must be received by L/C Issuer and Agent not later than 11:00 a.m. at least three (3) Business Days (or such later date and time as Agent and L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as L/C Issuer may require. Additionally, Borrower shall furnish to L/C Issuer and Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as L/C Issuer or Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, L/C Issuer will confirm with Agent (by telephone or in writing) that Agent has received a copy of such Letter of Credit Application from Borrower and, if not, L/C Issuer will provide Agent with a copy thereof. Unless L/C Issuer has received written notice from any Lender, Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5.4 shall not then be satisfied, then, subject to the terms and conditions hereof, L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each WC Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage Interest times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, L/C Issuer will also deliver to Borrower and Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, L/C Issuer shall notify Borrower and Agent thereof. Not later than 11:00 a.m. on the date of any payment by L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse L/C Issuer through Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse L/C Issuer by such time, Agent shall promptly (but in no event less than one Business Day prior to the date that such Lender shall be required to make funds available with respect to a LIBOR Loan) notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage Interest thereof. In such event, Borrower shall be deemed to have requested a WC Revolving Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, subject to the amount of the unutilized portion of the Aggregate WC Revolving Loan Commitment and the conditions set forth in Section 5.4 (other than the delivery of a Loan Request). Any such WC Revolving Loan shall be a LIBOR Loan. Any notice given by L/C Issuer or Agent pursuant to this Section 2.11(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.11(c)(i) make funds available (and Agent may apply Cash Collateral provided for this purpose) for the account of L/C Issuer at Agent’s principal office in an amount equal to its Applicable Percentage Interest of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Agent, whereupon, subject to the provisions of Section 2.11(c)(iii), each Lender that so makes funds available shall be deemed to have made a WC Revolving Loan (or, if the conditions set forth in Section 5.4 are not satisfied, an L/C Borrowing as further described in clause (iii) below) to Borrower in such amount. Agent shall remit the funds so received to L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a WC Revolving Loan because the conditions set forth in Section 5.4 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to Agent for the account of L/C Issuer pursuant to Section 2.11(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.11.

(iv) Until each WC Revolving Credit Lender funds its WC Revolving Loan or L/C Advance pursuant to this Section 2.11(c) to reimburse L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage Interest of such amount shall be solely for the account of L/C Issuer.

(v) Each WC Revolving Credit Lender’s obligation to make WC Revolving Loans or L/C Advances to reimburse L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.11(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each WC Revolving Credit Lender’s obligation to make WC Revolving Loans (but not its obligation to fund it pro rata share of L/C Advances) pursuant to this Section 2.11(c) is subject to the conditions set forth in Section 5.4 (other than delivery by Borrower of a Loan Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse L/C Issuer for the amount of any payment made by L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any WC Revolving Credit Lender fails to make available to Agent for the account of L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.11(c) by the time specified in Section 2.11(c)(ii), then, without limiting the other provisions of this Agreement, L/C Issuer shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by L/C Issuer in connection with the foregoing. If such WC Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant WC Revolving Loan or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of L/C Issuer submitted to any Lender (through Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.11(c), if Agent receives for the account of L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Agent), Agent will distribute to such WC Revolving Credit Lender its Applicable Percentage Interest thereof in the same funds as those received by Agent.

(ii) If any payment received by Agent for the account of L/C Issuer pursuant to Section 2.11(c)(i) is required to be returned under any of the circumstances described in this Agreement (including pursuant to any settlement entered into by L/C Issuer in its discretion), each WC Revolving Credit Lender shall pay to Agent for the account of L/C Issuer its Applicable Percentage Interest thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower, any Guarantor or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by L/C Issuer of any requirement that exists for L/C Issuer’s protection and not the protection of Borrower or any waiver by L/C Issuer which does not in fact materially prejudice Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in- possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower, any Guarantor or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with any Borrower’s instructions or other irregularity, Borrower will immediately notify L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of L/C Issuer, Agent, any of their respective Affiliates nor any correspondent, participant or assignee of L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of L/C Issuer, Agent, any of their respective Affiliates nor any correspondent, participant or assignee of L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.11(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against L/C Issuer, and L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by L/C Issuer’s willful misconduct or gross negligence or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, L/C Issuer shall not be responsible to Borrower for, and L/C Issuer’s rights and remedies against Borrower shall not be impaired by, any action or inaction of L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit or other Issuer Document chooses such law or practice.

(h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to L/C Issuer for its own account a fronting fee with respect to each standby Letter of Credit, at the rate per annum separately agreed between Borrower and L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit and payable on a quarterly basis in arrears. Such fronting fee shall be due and payable upon the issuance or renewal of such Letter of Credit (for the period from the date of issuance or renewal through the end of the first calendar quarter ending after such date) and on the first Business Day of each January, April, July, and October thereafter. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. In addition, Borrower shall pay directly to L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.12 Cash Collateral.

(a) If (i) L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) Borrower shall be required to provide Cash Collateral pursuant to Section 12, or (iv) there shall exist a Defaulting Lender, Borrower shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by Agent or L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 14.14(d) and any Cash Collateral provided by the Defaulting Lender).

(b) Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Agent, for the benefit of Agent, L/C Issuer and Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral, and all other property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.12(c). If at any time Agent determines that Cash Collateral is subject to any right or claim of any Person other than Agent or L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Agent, pay or provide to Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Cadence. Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Agreement in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with the last paragraph of Section 14.8) or (ii) the determination by Agent and L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.13 Records. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Agent in the ordinary course of business; provided that such Lender or Agent may, in addition, request that such Loans be evidenced by the Notes. The Credit Extensions made by L/C Issuer shall be evidenced by one or more accounts or records maintained by L/C Issuer and by Agent in the ordinary course of business. The accounts or records maintained by Agent, L/C Issuer, and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by L/C Issuer or any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error.

2.14 Accordion. Upon written notice to the Agent during the Accordion Period, and provided that no Default or Potential Default shall exist (or shall occur as a result of any increase in the Lender Commitments or associated credit facilities), the Borrower may at any time request an increase in the aggregate Commitments in an aggregate principal amount not to exceed $20,000,000 (the “Accordion Facilities”), for the purpose of increasing the Aggregate Revolving Loan Commitment. Any such request by Borrower shall be for a minimum amount of $10,000,000, and such a request may be made up to two (2) times hereunder, subject to the aggregate limit for the Accordion Facilities above. For the avoidance of doubt, the limitations set forth in the immediately preceding sentence shall not apply to draws under the Revolving Credit Facility, which shall continue to be governed by Section 2.1. The approval or disapproval of any Accordion Facilities, the amount of any such increase(s), and the related terms and conditions thereof, shall be determined in the sole and absolute discretion of Agent. The Lenders at the time of such request shall have the right (but not the obligation) to participate in any Accordion Facilities in accordance with each Lender’s Applicable Percentage Interest of the Revolving Credit Facility. Any existing Lender shall notify the Agent within ten (10) Business Days of its receipt of a copy of the Borrower’s written request whether or not such Lender is willing to participate in funding its ratable share of the applicable Accordion Facility. If the entire requested amount has not been allocated in accordance with the foregoing provisions within twenty (20) days of the date of the Borrower’s written request, the Borrower may pursue and include new lenders to assist in funding the applicable Accordion Facility hereunder, provided that the addition of new lenders shall be subject to: (i) the reasonable consent of Agent, and (ii) the execution and delivery of such succession, joinder and other instruments and agreements as may be requested by Agent such that any new Lenders become a party to and bound under this Agreement. Schedule A shall be updated by the Agent from time to time to reflect any appropriate modifications thereto resulting from the application of this Section 2.14.

2.15 Certain Acknowledgments. Borrower acknowledges that: (i) the business operations of the Borrower and Guarantors are interrelated and complement one another, and that such entities have a common business purpose, (ii) to permit their uninterrupted and continuous operations, Borrower now requires the funds from Lender as set forth in the Loan Documents, and (iii) the Borrower has determined that the execution, delivery and performance of this Agreement and any other Loan Documents to which such Borrower is a party is within its purpose, will be of direct and indirect benefit to Borrower and Guarantors, and is in the best interest of such Borrower and Guarantors.

Section 3 Terms of Payment.

3.1 Notes and Payments Generally.

(a) Borrower’s Debt under the Loans shall be evidenced by the Notes. Borrower hereby irrevocably authorizes Lenders to make (or cause to be made) appropriate notations on the grids attached to the Notes (or on any continuation of such grids or, at Lender’s option, in its records), which notations, if made, shall evidence, inter alia, the date of and the outstanding principal balance of the portion of the Loan(s) evidenced thereby. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, however, that the failure to make any such notations shall not limit or otherwise affect any obligations of Borrower or any Guarantor.

(b) Except as otherwise required by applicable Law, Borrower must make each payment on the Obligation, without offset, counterclaim or deduction, free and clear of all Taxes (other than Taxes imposed on the net income of Lender or franchise Taxes) and without any withholding, restriction or condition imposed by any Governmental Authority to Agent or Agent’s designated principal offices, in funds that will be available for immediate use by Agent by 11:00 a.m. on the day due. If Borrower or any Guarantor is required by applicable Law to deduct any such amounts from or in respect of any sum payable hereunder to Agent, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, such Agent receives an amount equal to the sum it would have received had no such deductions been made. Borrower will pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Loan Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Loan Document that are or would be applicable to the Lender (“Other Taxes”). Payments received after the time noted in the first sentence of this subsection (b) will be deemed received on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a date other than a Business Day, such payment shall be made on the immediately preceding Business Day.

(c) Borrower agrees to indemnify each Lender for the full amount of Taxes imposed upon a Lender as a result of the making or maintaining of the Loans (other than Taxes imposed on the net income of a Lender or franchise Taxes) and Other Taxes paid by such Lender (including penalties, interest and reasonable expenses (including reasonable attorney’s fees and expenses), other than such in consequence of bank regulatory requirements, arising therefrom or with respect thereto). A certificate as to the amount of such payment or liability prepared by such Lender shall be final conclusive and binding for all purposes, absent manifest error. Such indemnification shall be made within thirty (30) days after the date such Lender makes written demand therefor. The Borrower shall have the right to receive that portion of the amount of any refund or credit of any Taxes and Other Taxes Agent or a Lender receives or becomes entitled to receive for which Borrower or any Guarantor has previously paid any additional amount or indemnified such Lender, net of all reasonable out-of-pocket expenses of such Lender in obtaining such refund or credit. Upon the Borrower’s request, the Lender shall use its commercially reasonable efforts to make any such claim for any refund or credit of any Taxes or Other Taxes; provided, that the Borrower shall reimburse the Lender for any reasonable fees (including reasonable legal fees) and expenses incurred in connection with such claim.

3.2 Loan Payments.

(a) Interest Payments. Beginning with the first Business Day of the calendar month immediately after the Closing Date and continuing until the Principal Debt is paid in full, accrued interest on the Loans is due and payable monthly in arrears on the first day of each month.

(b) [Reserved.]

(c) Payments at Maturity. All outstanding Principal Debt and all accrued and unpaid interest with respect to the Loans are due and payable on the Maturity Date.

(d) Payments. All payments of principal, interest and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Agent for the account of Agent or L/C Issuer or the pro rata accounts of the applicable Lenders, as applicable, at the principal office of Agent in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided for herein. Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Agent in full. Agent is hereby authorized upon notice to Borrower to charge the account of Borrower maintained with Agent for each payment of principal, interest and fees as it becomes due hereunder.

3.3 Order of Application. Notwithstanding anything herein to the contrary, all payments received on account of the Obligations shall be applied by Agent as follows:

(a) If no Default exists, all payments, permitted prepayments and mandatory prepayments shall be applied as specified in this Agreement, and if not specified, such payments shall be applied among principal, interest, fees, expenses, late charges, indemnities, collection costs, expenses, and other charges and amounts under the Loan Documents for which Agent or a Lender has not been paid or reimbursed at Agent’s sole discretion.

(b) If no Default exists, unless otherwise agreed to by the Lenders, any repayment or prepayment under the Loans shall be applied to reduce the Borrower’s applicable Principal Debt repayment obligations in the reverse order of maturity, beginning with the Principal Debt due at the Maturity Date.

(c) At any time a Default exists, all payments (including the proceeds from the exercise of any rights by Agent, a Lender or Borrower) shall be applied as follows:

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel) payable to the Agent in its capacity as such;

(ii) Second, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, and Letter of Credit Fees) payable to the Lenders and L/C Issuer (including fees, disbursements and other charges of counsel payable hereunder) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings, and other Obligations ratably among the Lenders and L/C Issuer in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Bank Product Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause (iv) payable to them;

(v) Fifth, to the Agent for the account of L/C Issuer, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrower pursuant to the terms and conditions of this Agreement;

(vi) Sixth, to the payment in full of all other Obligations, in each case ratably among the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable;

(vii) Finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.

3.4 Interest Rate.

(a) Interest Rates. Except as otherwise provided in this Agreement, each LIBOR Loan shall accrue interest on the outstanding principal amount thereof for each Interest Period at a floating annual rate equal to LIBOR plus the Applicable Margin, and each Base Rate Loan shall accrue interest on the outstanding principal amount thereof from the applicable Borrowing Date at a floating annual rate equal to the Base Rate plus the Applicable Margin (in each case, as applicable, the “Interest Rate”). Applicable Margin shall be based upon the below pricing grid, as such rates are calculated by the Agent from time to time:

Senior Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
≤ 3.50x	350 bps	250 bps
> 3.50x	425 bps	325 bps

Notwithstanding the foregoing, under no circumstances will (i) LIBOR hereunder be less than 1.00%, or (ii) the Base Rate hereunder be less than 2.00%.

(b) Changes in Maximum Rate. Each change in the Maximum Rate is effective as of the effective date of such change without notice to Borrower or any other Person.

3.5 Default Rate. To the extent permitted by Law, upon the occurrence and during the continuation of any Default, the Revolving Loan Principal Debt and WC Revolving Loan Principal Debt shall accrue interest, payable on demand, at an annual rate equal to the lesser of (a) three percent (3.00%) per annum plus the Applicable Rate and (b) the Maximum Rate (such interest rate, the “Default Rate”). Subject to Section 3.7, Lender may, to the extent permitted by Law, in its sole discretion, add accrued and unpaid interest to the Revolving Loan Principal Debt and the WC Revolving Loan Principal Debt, as applicable, after any such amount is due in accordance with this Agreement, and such amount will accrue interest until paid at the applicable interest rate.

3.6 Interest Calculations. Interest on the Loans and all other amounts due under any Loan Document will be calculated on the basis of the actual number of days elapsed (including the first day but excluding the last day) but computed as if each calendar year consisted of 360 days (unless such computation would result in an interest rate in excess of the Maximum Rate or interest in excess of the Maximum Amount, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be). All interest rate determinations and calculations by Lender are presumptively correct absent manifest error.

3.7 Maximum Rate. Regardless of any provision in any Loan Document, it is the intention of Borrower and Lenders that Lenders not (a) contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Obligation any amount in excess of the Maximum Rate or the Maximum Amount or (b) receive any unearned interest, in violation of any applicable Law. If any acceleration of the maturity of the Notes or any payment under the Loan Documents produces a rate in excess of the Maximum Rate, or if Lenders shall for any reason receive any such unearned interest, or if any transaction contemplated hereby or by any other Loan Document would otherwise be usurious under applicable Law, then (i) the aggregate of all interest under applicable usury laws that is contracted for, charged, taken, reserved, received or applied under this Agreement, or under any of the other Loan Documents or otherwise shall under no circumstances exceed the Maximum Amount, (ii) neither Borrower nor any other Person shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount, (iii) any excess or unearned interest shall be deemed to be and shall be treated as a partial prepayment or repayment of principal and any remaining excess or unearned interest will be refunded to Borrower, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all applicable usury laws. In determining whether interest paid or payable exceeds the Maximum Rate or the Maximum Amount, Borrower and Lenders shall, to the maximum extent permitted under applicable Law (w) treat all Loans as a single extension of credit (Lenders and Borrower agree that such is the case), (x) characterize any non-principal payment as an expense, fee or premium rather than as interest, (y) exclude voluntary prepayments or repayments and their effects, and (z) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the Obligation. However, if the Obligation is paid in full before the end of its full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Rate or the Maximum Amount, Lenders shall refund any excess (and Lenders may not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount). If the applicable Law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable Law, then the “Maximum Rate” shall be increased to the maximum rate of interest allowed by applicable Law as amended, which increase shall be effective hereunder on the effective date of such amendment, to the extent permitted by applicable Law.

3.8 Illegality. If the Agent or the Required Lenders determine that as a result of any change in law, it becomes unlawful, or that any Governmental Authority asserts that it is unlawful, for any Lender to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of Agent or a Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Agent to the Borrower and Lenders, any obligation of the Lenders to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans, shall be suspended until the Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Agent, prepay or, if applicable, convert all such LIBOR Loans of the Lenders to Base Rate Loans, either on the last day of the Interest Period therefor, if the Lenders may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if the Lenders may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.9 Inability to Determine LIBOR; LIBOR Successor Rate.

(a) If prior to the commencement of any Interest Period (i) the Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for determining LIBOR with respect to a Loan (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), or (ii) the Agent is advised by the Required Lenders that

LIBOR does not adequately and fairly reflect the cost to such Lenders (or Lender) of making, funding or maintaining their Loan(s), then, in any such event, the Agent will promptly so notify Borrower and each Lender of such determination. Thereafter, upon such date as shall be specified in such notice, Agent shall (x) substitute for LIBOR an alternative index rate (including any applicable upward or downward adjustment to an underlying published rate and the imposition of a zero floor), or (y) convert to and continue as a Loan which accrues interest at the Base Rate plus the Applicable Margin for Base Rate Loans (with utilization of the LIBOR component in determining Base Rate suspended) unless and until such circumstances shall no longer exist and Agent shall have revoked such notice; provided, that, if an event described in clause (a)(i) of this Section 3.9 exists and Agent has determined that such event is unlikely to be temporary in nature (with the parties to this Agreement agreeing that if such event described in clause (a)(i) is greater than a period of 90 days then such event is unlikely to be temporary in nature), then Section 3.9(b) below shall be applicable.

(b) If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) of Section 3.9 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) of Section 3.9 have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then “LIBOR” shall mean (A) such other index as selected by Agent which is generally recognized in the marketplace as the replacement for LIBOR, or (B) if there is then no other index generally recognized in the marketplace as a replacement for LIBOR, the rate shall be determined by such alternate method as reasonably selected by Agent and reasonably acceptable to Borrower (in any case, the “LIBOR Successor Rate”); provided that in the event the replacement index is determined pursuant to (A) or (B) above, adjustments to applicable margins shall be made such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in interest rate pursuant to any applicable Hedging Agreement permitted hereunder in effect at such time in respect of interest rates. The adoption of any LIBOR Successor Rate shall also be subject to LIBOR Successor Rate Conforming Changes.

Section 4 Fees and Expenses.

4.1 Treatment of Fees and Expenses. To the extent permitted by Law, the fees and expenses described in this Section 4 (a) do not constitute compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement, (c) are payable in accordance with Section 3.1(b), (d) are non-refundable, (e) accrue interest, if not paid when due, at the Default Rate for the Revolving Loan Principal Debt, and (f) are calculated on the basis of actual number of days elapsed (including the first day but excluding the last day), but computed as if each calendar year consisted of 360 days (unless computation would result in an interest rate in excess of the Maximum Rate or interest in excess of the Maximum Amount, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be); provided, that the fees described in this Section 4 are in all events subject to the provisions of Sections 3.7.

4.2 Structuring and Closing Fees.

(a) Revolver and WC Revolver Commitment Fees. Borrower shall pay to Agent, for the ratable benefit of the Lenders who have made Revolving Credit Commitments, a Revolving Loan non-usage fee in an amount equal to 25 basis points per annum on the average daily unfunded principal amount of the Revolving Credit Facility, payable monthly in arrears. Borrower shall also pay to Agent, for the ratable benefit of the Lenders who have made WC Revolving Credit Commitments, a WC Revolving Loan non-usage fee in an amount equal to 25 basis points per annum on the average daily unfunded principal amount of the WC Revolving Credit Facility, payable monthly in arrears. For the purpose of calculating the non-usage fee respecting the WC Revolving Credit Facility, the WC Revolving Credit Commitment of each Lender shall be deemed utilized by the amount of all outstanding WC Revolving Loans and L/C Obligations owing to such Lender (whether directly or by participation).

(b) Letter of Credit Fees. Borrower shall pay to Agent for the account of each WC Revolving Credit Lender in accordance, subject to Section 14.14, with its Applicable Percentage Interest a Letter of Credit fee (the “Letter of Credit Fee”) for each standby Letter of Credit issued by L/C Issuer, an amount equal to the Applicable Margin for LIBOR Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. Letter of Credit Fees for each standby Letter of Credit shall be (i) due and payable in arrears on the first Business Day after the end of each December, March, June, and September, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin for LIBOR Loans during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Margin for LIBOR Loans separately for each period during such quarter that such Applicable Margin for LIBOR Loans was in effect. Notwithstanding anything to the contrary contained herein while any Event of Default exists, all Letter of Credit Fees shall accrue at the otherwise applicable rate plus 3.00%.

(c) Other Fees and Expenses. On the date of each advance of a Loan to Borrower, Borrower shall pay in cash to Agent any other fees and expenses provided for in Section 8.11 hereof (net of any expense deposit).

(d) Fee Letters.    Borrower shall pay to Agent such additional fees as may be set forth in any Fee Letter (including, without any limitation, that certain executed Fee Letter dated February 28, 2019).

(e) Payment. The fees and expenses payable by Borrower to Lender under this Section 4.2 shall be paid in cash or charged by Agent to the WC Revolving Credit Facility, at the sole discretion of Agent.

Section 5 Conditions Precedent.

5.1 To Closing. This Agreement will become effective once all parties have executed and delivered this Agreement.

5.2 To Revolving Credit Facility and WC Revolving Credit Facility. The obligation of Lenders to make available the Revolving Credit Facility on the Closing Date pursuant to Section 2.1 or the WC Revolving Credit Facility on the Closing Date pursuant to Section 2.3 is, in addition to the conditions precedent specified in Section 5.1, subject to the following conditions precedent, each of which shall be satisfactory in all respects to Agent and its counsel:

(a) Agent shall have received all of the following items, each fully executed and in Proper Form:

(i) executed counterparts to this Agreement in form acceptable to Agent, from Borrower and Lenders;

(ii) the Revolving Notes, executed by Borrower in favor of each Lender in the face amount of such Lender’s Revolving Credit Commitment;

(iii) [intentionally omitted];

(iv) the WC Revolving Notes, executed by Borrower in favor of each Lender in the face amount of such Lender’s WC Revolving Credit Commitment;

(v) the Security Agreement, and a Perfection Certificate delivered thereunder;

(vi) the Intellectual Property Security Agreement;

(vii) the Continuing and Unconditional Guaranty executed by each Guarantor;

(viii) the Equity Pledge Agreement;

(ix) the Intercreditor Agreement;

(x) the Closing Statement;

(xi) Opinion of Borrower’s Legal Counsel;

(xii) Financial Statements;

(xiii) if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification;

(xiv) a certificate of the secretary or Responsible Officer of Borrower, certifying as to the organizational documents of Borrower, the incumbency of its officers executing Loan Documents and their specimen signatures and resolutions adopted by its board of managers authorizing the Loan Documents to which it is a party at the Closing;

(xv) a certificate of the secretary or Responsible Officer of each Guarantor certifying as to the organizational documents of each Guarantor, the incumbency of its officers executing Loan Documents and their specimen signatures and resolutions adopted by its board of directors/managers authorizing the Loan Documents to which it is a party at the Closing;

(xvi) evidence that all material consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by Borrower and Guarantors of the Loan Documents have been duly obtained and are in full force and effect;

(xvii) evidence that all agreements executed by the Borrower, Guarantors, and/or their Equityholders between themselves or with third parties prior to the date hereof have been amended, supplemented, or terminated to the extent necessary (and such amended agreements are in Proper Form) so as to not be in contravention of or conflict with the provisions of any such agreement, any Loan Document or any other agreement executed in connection herewith or therewith; and

(xviii) a true and correct copy of the executed amended and restated credit agreement between Borrower and Second Lien Creditor, which amended and restated agreement will be in form and substance acceptable to Agent.

(b) Agent shall have received each of the following in Proper Form:

(i) UCC-1 Financing Statements with respect to the Collateral referenced in the Security Documents;

(ii) Lien search reports from the state and county UCC records, tax lien records, bankruptcy records for each of the jurisdictions where Borrower or any Guarantor is organized or authorized to do business or does business, which show no Liens on the Collateral other than Permitted Liens, including from the Florida Secretary of State and Delaware Secretary of State;

(iii) Certificates of Existence and Good Standing for the Borrower and each Guarantor;

(iv) Certificates of Insurance or other proof, satisfactory to Agent, that Borrower and Guarantors have the insurance coverage required by Section 8.8;

(v) all collateral assignments of insurance policies required by Section 8.8, if any;

(vi) appropriate collateral filings with respect to registered intellectual property, as required by Agent; and

(vii) such other certificates, documents and agreements as Agent or Lenders may reasonably request.

(c) Each of the following has been completed, satisfied, or is true and correct as of the date of such funding:

(i) all of the representations and warranties of the Borrower and Guarantors in the Loan Documents are true and correct in all material respects;

(ii) no Material Adverse Event exists;

(iii) no material Litigation exists;

(iv) no Default or Potential Default exists;

(v) the Senior Leverage Ratio as of the Closing Date shall not exceed 3.50 to 1.00;

(vi) the Total Leverage Ratio as of the Closing Date shall not exceed 6.00 to 1.00;

(vii) the Borrower’s balance sheet as of the Closing Date shall reflect minimum available cash of at least $2,500,000;

(viii) Borrower has arranged to pay the fees under Section 4.2 and the fees and expenses under Section 8.11 at funding; and

(ix) Borrower shall pay to the Agent, on the Closing Date, the fees payable to Agent as set forth in a Fee Letter dated on or about the Closing Date.

(d) Borrower’s delivery to Lenders of an executed copy of this Agreement constitutes a representation and warranty by the Borrower to Agent and Lenders that the statements in this Section 5.2 are true and correct in all respects.

For purposes of determining compliance with the conditions set forth in Section 5.2, each Lender that has signed this Agreement shall be deemed to have consent to, approved or accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.3 To Revolving Loans. In addition to the conditions precedent specified in Sections 5.1 and 5.2, the obligation of Lenders to make any Revolving Loan pursuant to Section 2.1 shall be subject to the following terms and conditions precedent, each of which shall be satisfactory in all respects to Lenders and their counsel:

(a) Such Revolving Loan shall be in an amount greater than or equal to $100,000.

(b) Such Revolving Loan shall be in an amount less than or equal to the Available Revolving Amount.

(c) Agent shall have received the Loan Request for such Revolving Loan fully executed and in Proper Form.

(d) Borrower shall be in compliance with Section 5.6.

(e) Each of the following has been completed, satisfied, or is true and correct as of the applicable Loan Date:

(i) all of the representations and warranties of the Borrower and Guarantors in the Loan Documents are true and correct in all material respects; provided that any such representations and warranties that by their express terms are made as of a specific date shall be true and correct in all material respects as of such specific date;

(ii) the Current Financials are in compliance with the representations, warranties, covenants and certifications set forth in Section 7.23 and Section 8.1;

(iii) no Material Adverse Event exists;

(iv) no Default or Potential Default exists; and

(v) Borrower has arranged to pay the fees under Section 4.2 and the fees and expenses under Section 8.11.

Borrower’s delivery of the Loan Request for any such Revolving Loan to Agent shall constitute a representation and warranty by the Borrower to Agent and Lenders that the statements in this Section 5.3 are true and correct in all respects.

5.4 To WC Revolving Loans. In addition to the conditions precedent specified in Section 5.1 and 5.2, the obligation of WC Revolving Credit Lenders to make any Credit Extension pursuant to Section 2.3 shall be subject to the following terms and conditions precedent, each of which shall be satisfactory in all respects to Lenders and their counsel:

(a)	Such WC Revolving Loan shall be in an amount greater than or equal to $100,000.

(b)	Such WC Revolving Loan shall be in an amount less than or equal to the Available WC Revolving Amount.

(c)	Agent shall have received a Loan Request for such WC Revolving Loan fully executed and in Proper Form.

(d)	Borrower shall be in compliance with Section 5.6(b).

(e)	Each of the following has been completed, satisfied, or is true and correct as of the applicable Loan Date:

(i) all of the representations and warranties of the Borrower and Guarantors in the Loan Documents are true and correct in all material respects; provided that any such representations and warranties that by their express terms are made as of a specific date shall be true and correct in all material respects as of such specific date;

(ii) the Current Financials are in compliance with the representations, warranties, covenants and certifications set forth in Section 7.23 and Section 8.1;

(iii) no Material Adverse Event exists;

(iv) no Default or Potential Default exists; and

(v) Borrower shall have paid the fees under Section 4.2 and the fees and expenses under Section 8.11.

Borrower’s delivery of the Loan Request for such WC Revolving Loan to Agent shall constitute a representation and warranty by the Borrower to Agent and Lenders that the statements in this Section 5.4 are true and correct in all respects.

5.5 No Waiver. Each condition precedent in this Agreement is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent.

5.6 Relative Funding Test.

(a) At no time shall Borrower be permitted to borrow or be advanced any amount under the Revolving Credit Facility to fund greater than sixty-percent (60%) of the Aggregate Acquisition Cost of a Permitted Acquisition or Permitted Minority Acquisition or Follow On Control Purchase or Follow On Minority Purchase.

(b) Borrower shall not be permitted to borrow or be advanced any amount under a Revolving Note or WC Revolving Note if, immediately after giving effect to such advance, the amount of the Principal Debt exceeds sixty-percent (60%) of the total amount of the Aggregate 1st Lien and 2nd Lien Debt.

5.7 Acquisition Diligence. Should Borrower request that Agent include pre-acquisition EBITDA of any Permitted Acquisition as contemplated in subsection (y) of the definition of “EBITDA” in Section 1.1 of this Agreement or include any “EBITDA” of any acquired entity as contemplated in subsection (z) of the definition of “EBITDA” or include “EBITDA” and/or pre-acquisition “EBITDA” of any entity subject to a Follow On Control Purchase, or for purposes of calculating the Incurrence Test Amount, Total Incurrence Test Amount, or any Financial Covenant, the “EBITDA” shall (a) be subject to Agent’s verification and due diligence, in Agent’s reasonable discretion, and (b) only be included if Borrower has provided a written request to Agent to include such “EBITDA” and Agent has not (in Agent’s reasonable discretion) objected to such request within fifteen (15) days after Agent’s receipt of such written request.

Section 6 Security.

6.1 Collateral; After-Acquired Property.

(a) The complete payment and performance of the Obligation shall be secured by all of the items and types of property of Borrower and each Guarantor (collectively, the “Borrower Collateral”) described as collateral or otherwise secured in the Security Documents, including, without limitation, (i) all personal property, real property interests (including all ownership, leasehold, mineral or other interests), equity interests, accounts receivable, Debt securities, notes receivable, accounts, contracts, intellectual property, general intangibles, inventory, equipment and after-acquired property of Borrower and each Guarantor, and (ii) all Pledged Equity Securities. Borrower shall execute, and shall cause each Guarantor to execute, all applicable Security Documents and such additional documents and instruments as are necessary or appropriate to perfect Agent’s Liens in all of the Borrower Collateral it owns. Agent and Borrower hereby agree that Borrower shall be required to grant (or, as applicable, cause its Subsidiary to grant) a Lien (i.e., an abundance of caution mortgage) in favor of Agent, for the ratable benefit of Lenders, on the real property previously acquired from Town & Country Insurance Agency, Inc., no later than 15 days after the date of this Agreement.

(b) Within fifteen (15) days after Borrower or any Guarantor creates any Subsidiary or acquires any Equity Securities or Debt securities of any Person after the Closing Date, such Borrower or Guarantor shall grant a security interest in and pledge to Agent, pursuant to a pledge or joinder agreement acceptable to Agent, one hundred percent (100%) of its ownership in the Equity Securities and Debt securities of such Person.

(c) Borrower shall notify Agent within fifteen (15) days after Borrower’s or any Guarantor’s acquisition or purchase of any ownership, leasehold, mineral or other interest in any real property after the Closing Date, and, upon Agent’s request, such Borrower or Guarantor shall execute, deliver, record and file any mortgage, Landlord Subordination of Lien (and shall use commercially reasonable efforts to cause the applicable landlord to execute any such Landlord Subordination of Lien) and/or any other instruments or documents (in Proper Form) that are necessary to provide Agent a first priority Lien on such real property interest. Borrower acknowledges that the execution of such mortgage, Landlord Subordinations of Liens and other instruments and documents is a part of the bargained-for exchange between Lenders and Borrower and constitutes a part of the consideration for the Loans.

6.2 Financing Statements. Borrower, for itself and the Guarantors, hereby authorizes Agent to execute or otherwise authenticate and file any financing statements, continuation statements, and termination statements recording Agent’s security interest in the Borrower Collateral, and Borrower shall take (and cause the Guarantors to take) such other actions as are reasonably requested by Agent relating to the Borrower Collateral, including, without limitation, initiating any Lien search reasonably required by Agent.

6.3 Equity Pledge Agreement. The complete payment and performance of the Obligation shall be secured by any and all Pledged Equity Securities that are now owned or after acquired directly or indirectly by Borrower (the “Shareholder Collateral” and, collectively with the Borrower Collateral, the “Collateral”), pursuant to the Equity Pledge Agreement.

6.4 Priority.

(a) Agent, for the benefit of the Lenders, shall have a first priority Lien on the Borrower Collateral.

(b) Agent, for the benefit of the Lenders, shall have a first priority Lien on the Shareholder Collateral.

6.5 Guarantors. The Loans shall be unconditionally guaranteed by all current and future wholly owned domestic Subsidiaries of Borrower, pursuant to a Continuing and Unconditional Guaranty.

Section 7 Representations and Warranties.

Borrower represents and warrants to Lenders on the Closing Date, as follows:

7.1 Existence, Good Standing, and Authority to do Business. Borrower and each Guarantor is a business entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, as set forth in the perfection certificates delivered to Agent by Borrower under the Security Agreement. Borrower and each Guarantor is duly qualified to transact business and is in good standing as a foreign entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing and where failure to do so would reasonably be expected to result in a Material Adverse Event. Except where the failure to do so is not a Material Adverse Event, Borrower and each Guarantor possesses all requisite authority, power, licenses, permits, and franchises (a) to own and operate its properties and assets and (b) to conduct its business as presently conducted and as presently planned to be conducted.

7.2 Subsidiaries; other Equity Interests. Borrower and Guarantors have no Subsidiaries or own any Equity Securities of any Person except as set forth on Schedule 7.2. Schedule 7.2 lists the jurisdiction of organization of each such Subsidiary or other Person.

7.3 Authorization, Compliance, and No Default. The execution and delivery by Borrower and each Guarantor of the Loan Documents to which they are a party and Borrower’s and each Guarantor’s performance of their obligations under the Loan Documents (a) are within its corporate, company or partnership power, (b) have been duly authorized by all necessary corporate, company or partnership action, (c) do not require action by, or filing with, any Governmental Authority or any action by any other Person (other than any action taken or filing made on or before the Closing Date), (d) do not violate any provision of such Borrower’s or Guarantor’s organizational documents, (e) to the knowledge of Borrower, do not violate any material provision of Law or any order of any Governmental Authority, in each case applicable to such Borrower or Guarantor, (f) do not materially violate, or constitute a material breach of, any material agreements to which it is a party (and no default exists on the part of such Borrower or Guarantor under any such agreement to which it is a party), and (g) will not result in the creation or imposition of any Lien on any asset of Borrower or any Guarantor other than Liens in favor of Agent.

7.4 Binding Effect. Each Loan Document (a) has been duly executed and delivered by Borrower and each Guarantor which is a party to it, (b) constitutes the legal, valid and binding obligation of Borrower and Guarantor which is a party to it, and (c) is enforceable against Borrower, and each Guarantor which is a party to it in accordance with its respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.

7.5 Litigation.

Except as disclosed on Schedule 7.5(a), neither Borrower nor any Guarantor is subject to, or has knowledge of the threat of, (i) any Litigation involving Borrower or any Guarantor or any assets of Borrower or any Guarantor, or (ii) any pending or, to the knowledge of Borrower, asserted or threatened claims for liability arising out of products sold or services rendered on or prior to the Closing Date in each case, which could reasonably be expected to result in a Material Adverse Event. Neither Borrower nor any Guarantor knows of any valid basis for any such Litigation involving Borrower or any Guarantor, Borrower’s or any Guarantor’s assets or any products sold or services rendered by Borrower or any Guarantor. Except as disclosed on Schedule 7.5(b), there are no outstanding judgments, orders, injunctions, decrees, citations, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against or pertaining to Borrower or any Guarantor or, to Borrower’s knowledge, any assets of Borrower or any Guarantor.

7.6 Taxes. All material Tax returns required to be filed by Borrower and each Guarantor have been filed (or extensions have been granted) before delinquency, and all material Taxes imposed upon Borrower or any Guarantor that are due and payable have been paid before delinquency, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made.

7.7 Environmental Matters. Neither Borrower nor any Guarantor has any environmental condition or circumstance adversely affecting its assets, properties, or operations that could reasonably be expected to result in a Material Adverse Event. Neither Borrower nor any Guarantor has received written notice or report of, or written inquiry regarding, or is otherwise subject to or bound by any obligation to remedy any violation of any Environmental and Safety Law. Neither Borrower nor any Guarantor has received written notice or report of, or written inquiry regarding, or is otherwise subject to any liability under any Environmental and Safety Law arising out of or directly affecting the properties or operations of Borrower or any Guarantor or any obligation of Borrower or any Guarantor to remedy any violation of any Environmental and Safety Law. For Borrower and each Guarantor, each Environmental Permit necessary to conduct its operations is currently in effect, and such Borrower’s or such Guarantor’s conduct of its operations is in full compliance with the terms and restrictions of each such Environmental Permit. No facility of Borrower or any Guarantor is used for, or to the knowledge of Borrower has been used for, storage, treatment, or disposal of any Hazardous Substance in violation of any applicable Environmental and Safety Law.

7.8 Ownership of Assets; Intellectual Property. Borrower and each Guarantor have (a) indefeasible title to its owned real property, (b) a vested leasehold interest in all of its leased real property, and (c) good and marketable title to all of its owned personal property, all as reflected on the Current Financials (except for property that has been disposed of as permitted by Section 9.9) other than owned property the lack of valid title to which individually or collectively would not constitute a Material Adverse Event. All assets material to the Borrower’s and Guarantors’ operations are owned by Borrower or a Guarantor or are leased or licensed. Borrower and each Guarantor owns or has the right to use all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade names, software licenses and other intellectual property rights necessary to continue to conduct its businesses as presently conducted by it and as proposed to be conducted by it immediately after the Closing Date. To the knowledge of Borrower or Guarantor, Borrower and each Guarantor is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of any other Person, other than any infringements or claims that, if successfully asserted against or determined adversely to Borrower or any Guarantor, would not, individually or collectively, constitute a Material Adverse Event. To the knowledge of the Borrower, no infringement or claim of infringement by any other Person of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property of Borrower or any Guarantor exists.

7.9 Debt. Borrower and Guarantors are not an obligor on any Debt other than Permitted Debt.

7.10 Liens; Priority. No Lien exists on any asset of Borrower or any Guarantor other than Permitted Liens. The Security Documents constitute and will constitute a valid first priority lien and security interest on all of the property described therein, except as to priority respecting Liens described in subsections (c) through (j) of the definition of Permitted Liens.

7.11 Insurance. Schedule 7.11 contains a list of all insurance policies held by Borrower and Guarantors. Borrower maintains for itself and the Guarantors insurance concerning Borrower’s and each Guarantor’s assets, businesses, operations, product liability, employees, officers, managers and directors, against such damages, losses, errors and omissions, casualties, liabilities and contingencies and of the types and in the amounts (and with co-insurance and deductibles) as are reasonable and customary for Borrower’s and Guarantors’ businesses.

7.12 Full Disclosure. Each representation and warranty made by the Borrower or any Guarantor in this Agreement or any other Loan Document (as may be modified by the schedules hereto) is true and accurate in all material respects and does not fail to state any fact the omission of which would otherwise make any such information materially misleading. In the case of financial information and projections is based on reasonable estimates on the date the information is stated and does not fail to state any fact the omission of which would otherwise make any such information materially misleading, it being recognized by the Lenders that such financial information and projections to future events are not to be viewed as fact and that actual results during the period or periods covered by such financial information and projections may differ from such projected results and such differences may be material.

7.13 Place of Business. The location of each principal executive office or other material place of business of Borrower and each Guarantor is set out in the Loan Documents. The books and records of Borrower and each Guarantor concerning accounts and accounts receivable are located at one or more of such identified locations.

7.14 Use of Proceeds.

(a) Tranche A Loan. Borrower will use the proceeds of the Revolving Loans (i) to fund Permitted Acquisitions, Permitted Minority Acquisitions, Follow on Control Purchases, Permitted Joint Ventures, and the Closing Date Redemption, including without limitation any Earnout or similar consideration for such Permitted Acquisitions, (ii) subject to Section 7.14(e), to repurchase Eligible Equity Interests, and subject to Section 7.14(f), for Follow on Minority Purchases, (iii) to pay costs, fees and expenses incurred in connection with the closing of any Permitted Acquisitions, Follow on Control Purchases, Follow on Minority Purchases, or Permitted Joint Ventures, or (iv) to repay on the Closing Date the Term Loan (as defined in the Prior Loan Agreement); subject to the further requirement with respect to any Permitted Joint Venture that Agent has approved, in each case (in Agent’s sole and absolute discretion), the use of such proceeds of any Revolving Loan in excess of the caps set forth in clause (d) of the definition of “Permitted Joint Venture” by such Permitted Joint Venture.

(b) [Reserved.].

(c) Tranche B Loan. Except as otherwise agreed to in writing by the Required Lenders, Borrower shall use the proceeds of any WC Revolving Loan (i) to pay costs, fees and expenses incurred in connection with the closing of the Loans, (ii) to repurchase and redeem equity interests in Borrower from a minority equityowner, provided that the amount of WC Revolving Loans used for any such repurchase and redemption (other than any contractually required repurchase and redemption resulting from the death or disability of such equityholder) is limited to no more than $2,000,000 in the aggregate over the term of the Original Loans and the WC Revolving Loan, (iii) for Borrower’s and Guarantors’ general corporate and working capital purposes in the ordinary course of business, and (iv) to repurchase future commission payments from employees.

(d) Prohibited Uses of Proceeds. Neither Borrower nor any Guarantor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose that violates any Law, including without limitation, the provisions of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System. Borrower represents and warrants that no portion of the Loans shall be used directly or indirectly to purchase ineligible securities, as defined by applicable regulations of the Federal Reserve Board, underwritten by any Affiliate of a Lender during the underwriting period and for thirty (30) days thereafter. No portion of the Loans will be used directly or indirectly except as expressly permitted by Sections 7.14(a), (b), and (c), respectively.

(e) Repurchase of Eligible Equity Interests. Borrower may use Tranche A Loan proceeds to repurchase Eligible Equity Interests only if (i) the repurchase price is based on the Borrower’s most recent annual third-party valuation (either as of the date the repurchase agreement is entered into or as of the date any such repurchase is made), (ii) Borrower remains in compliance with all of the covenants set forth in Section 10 of this Agreement, before, at the time of, and as a result of any such repurchase, (iii) Borrower remains in compliance with the other covenants, terms and conditions in this Agreement, including, but not limited to, those set forth in Section 5.6, and (iv) no Default exists at the time of, or will occur as a result of, the repurchase. Cash Distributions made out of operating cash flow to repurchase Eligible Equity Interests shall be included in Fixed Charges for purposes of calculating the Fixed Charge Coverage Ratio, and Cash Distributions made out of borrowed funds to repurchase Eligibility Equity Interests shall be excluded from Fixed Charges for the purposes of calculating the Fixed Charge Coverage Ratio.

(f) Follow on Minority Purchases. Borrower may use Tranche A Loan proceeds for Follow On Minority Purchases only if (i) the purchase price is based on the most recent annual third-party valuation (either as of the date the purchase agreement is entered into or as of the date any such purchase is made) or, if prior to the first annual third-party valuation, the same EBITDA multiple that was used to calculate the purchase price, (ii) Borrower remains in compliance with all of the covenants set forth in Section 10 of this Agreement, before, at the time of, and as a result of any such purchase, (iii) Borrower and all Guarantors remain in compliance with the other covenants, terms and conditions in this Agreement and the other Loan Documents, including, but not limited to, those set forth in Section 5.6 of this Agreement, and (iv) no Default exists at the time of, or will occur as a result of, the purchase.

7.15 Employee Benefits.

(a) (i) Borrower, and each Guarantor are in compliance with ERISA and the terms and conditions of each Employee Plan, (ii) no Employee Plan has incurred an “accumulated funding deficiency” (as defined in section 302 of ERISA or section 412 of the Tax Code), (iii) neither Borrower nor any Guarantor has incurred liability under ERISA to the PBGC in connection with any Employee Plan (other than required insurance premiums, all of which have been paid), (iv) neither Borrower nor any Guarantor has withdrawn in whole or in part from participation in a “multiemployer plan” (as defined in Section 3(37) of ERISA), (v) neither Borrower nor any Guarantor has engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or section 4975 of the Tax Code), and (vi) no “reportable event” (as defined in Section 4043 of ERISA) has occurred, excluding events for which the notice requirement is waived under applicable PBGC regulations.

(b) All payments due from Borrower or any Guarantor for employee health and welfare insurance have been paid or accrued as a liability in its Current Financials.

7.16 Laws Relating to Employment.

(a) Neither Borrower or any Guarantor is currently subject to any material complaints, charges or claims, or to any consent decrees, judgments, arbitration awards, or Orders, from any Governmental Authority concerning any federal, state or local Laws regarding employment and employment practices, the terms and conditions of employment, non-discrimination, equal employment opportunity, affirmative action, collective bargaining, payment of social security, occupational safety and health, wages and hours, plant closings, family and medical leave, workers compensation and any and all of the employment Laws, regulations or statutes cited below.

(b) Borrower, Guarantors and their respective facilities, businesses, operations, assets and property have been in material compliance for the past three (3) years and are currently in compliance with all applicable Laws and Orders regarding employment and employment practices, the terms and conditions of employment, non-discrimination, equal employment opportunity, affirmative action, collective bargaining, payment of social security, occupational safety and health, wages and hours, plant closing, family and medical leave and workers compensation, including but not limited to the Immigration Reform and Control Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Federal Occupational Safety and Health Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act of 1988, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the labor codes promulgated by the States and regulations promulgated thereunder or any other federal or state statute, ordinance or regulation governing, touching upon or concerning the employment relationship, in each case as amended and in effect as of the Closing Date.

(c) Borrower, and each Guarantor are and have always been in material compliance with all applicable Immigration Laws. Borrower’s and Guarantors’ employees and contractors have verified their legal right to work in the United States of America through Form I-9s or similar documents consistent with applicable Immigration Laws.

7.17 Trade Names. To the best knowledge of Borrower, neither Borrower nor any Guarantor has used or transacted business under any other corporate or trade name in the five-year period preceding the Closing Date, except as disclosed in the Loan Documents.

7.18 Transactions with Family Members.

(a) Except as set forth in Schedule 7.18, neither Borrower nor any Guarantor is a party to any material contract, agreement, arrangement or transaction, whether written or oral, with any spouse or immediate family member or Affiliate of any of the directors, managers, officers or key employees of Borrower or any Guarantor except as has been disclosed to Lenders in writing as of the date hereof.

(b) For purposes of this Section 7.18, a contract, agreement, arrangement or transaction is “material” if it requires Borrower or any Guarantor to pay or provide products or services of more than $75,000 during the term of the governing agreement.

7.19 Government Regulation.

(a) Neither Borrower nor any Guarantor is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.

(b) Neither Borrower nor any Guarantor is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935 or any other federal or state statute that restricts or limits Borrower’s or any Guarantor’s ability to incur Debt or to perform Borrower’s or any Guarantor’s obligations hereunder or under any other Loan Document.

(c) Neither Borrower nor any Guarantor is subject to regulation as a “common carrier” or “contract carrier” or any similar classification by the Interstate Commerce Commission or under the laws of any state, or is subject to regulation under any other federal, state or local statute which limits its ability to incur Debt.

(d) The making of the Loans by Lenders to Borrower, the application of the proceeds thereof and repayment thereof will not violate any provision of any statute or any rule, regulation or order issued by the SEC.

7.20 Capitalization.

(a) Schedule 7.20(a) lists the owners of all authorized and outstanding Equity Securities of Borrower and all of the Equity Securities of each Guarantor, including options and other equity equivalents of Borrower and each Guarantor, as of (and after giving effect to) the Closing, together with the amount and percentage of such Equity Securities held by each such owner. All of the outstanding Equity Securities of Borrower and each Guarantor are validly authorized and issued, fully paid and nonassessable, and free and clear of any and all Liens (other than Liens in favor of Agent pursuant to the Security Documents).

(b) Except as set forth on Schedule 7.20(b)-(c): (i) there are no outstanding or any present plans to issue any shares of capital stock or other Equity Securities, securities, rights, warrants or options convertible or exchangeable into or exercisable for any shares of capital stock or other Equity Securities, stock appreciation rights or phantom stock of Borrower or any Guarantor, (ii) neither Borrower nor any Guarantor is under any obligation, contingent or otherwise, to (A) redeem or otherwise acquire any shares of its capital stock or other Equity Securities or any securities, rights or options to acquire such capital stock, Equity Securities, stock appreciation rights or phantom stock or (B) make any capital contributions to, or investments in, any Person, and (iii) there are no agreements (other than any applicable Loan Documents) between any Persons, Equityholders, or managers or directors of Borrower or any Guarantor with respect to the voting or transfer of any Equity Securities of Borrower or any Guarantor owned or controlled by such parties or with respect to any other aspect of their affairs concerning Borrower or any Guarantor.

(c) Except as set forth on Schedule 7.20(b)-(c), (i) there are no statutory or contractual shareholders’ or Equityholders’ preemptive rights with respect to the Equity Securities of Borrower or any Guarantor, (ii) neither Borrower nor any Guarantor has violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its Equity Securities, and (iii) there are no agreements granting registration rights to any Person with respect to any Equity Securities of Borrower or any Guarantor.

(d) None of the items, agreements, arrangements or other disclosures set forth on Schedule 7.20(b)-(c) conflicts with the rights granted to Agent or any Lender in the Loan Documents or any related agreements executed simultaneously herewith.

7.21 Compliance with Laws; Certain Operations. Borrower and each Guarantor and, with respect to the business of Borrower and Guarantors, each of the officers, directors, managers and employees of Borrower and each Guarantor have complied in all material respects with all applicable Laws and all applicable requirements of any Governmental Authority or self-regulatory organization. No notices, citations, claims or orders have been filed or granted against Borrower or any Guarantor alleging or finding violation of, or liability or responsibility under, any such Law which have not been heretofore settled.

7.22 Solvency. Borrower and Guarantors taken together on a consolidated basis are, Solvent prior to, and after giving effect to, the transactions contemplated hereby. No transfer of property is being made and no obligation is being incurred in connection with such transactions with actual intent to hinder, delay or defraud any present or future creditors of Borrower and/or any Guarantor.

7.23 Financials.

(a) Borrower has provided to Lenders (i) the audited consolidated balance sheet of Borrower as of December 31, 2018, and the related audited consolidated statements of income, stockholders’ equity for the fiscal years then ended, and (ii) the unaudited consolidated balance sheet of Borrower as of December 31, 2018, and the related unaudited consolidated statements of income for the twelve month period then ended (collectively, the “Financial Statements”).

(b) The Financial Statements (i) were prepared in accordance with GAAP and the Borrower’s past accounting practices and (ii) present fairly the consolidated financial position of Borrower and Guarantors as of the dates thereof and the consolidated results of the Borrower’s and Guarantors’ operations for the periods then ended. Since December 31, 2017, the Borrower’s and Guarantors’ businesses have been operated in the ordinary course thereof consistent with past practices and there has not occurred, and no event, occurrence or condition exists, which was or could reasonably be determined to be a Material Adverse Event. The Borrower and Guarantors maintain a system of internal controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; and (ii) transactions are recorded as necessary to permit preparation of financial statements of Borrower and Guarantors and to maintain accountability for assets, in each case, which are reasonable and customary for Borrower’s and Guarantors’ businesses.

(c) Borrower has also delivered to Agent certain projections of profits and losses (the “Projections”) of Borrower’s consolidated profit and loss statement for fiscal year 2019. The Projections represent estimates of Borrower’s and Guarantors’ future consolidated financial performance for the periods set forth therein, and Borrower believes such estimates are fair and reasonable in light of the current and reasonably foreseeable future conditions.

7.24 Absence of Undisclosed Liabilities. To the Borrower’s knowledge, neither Borrower nor any Guarantor has any material obligations or liabilities other than (i) those set forth or adequately provided for in the Current Financials, and (ii) those incurred in the ordinary course of business since December 31, 2017 and consistent with past practices.

7.25 Employee Matters. To the knowledge of Borrower, (i) no employee of a Borrower or Guarantor is currently represented by any labor union, neither Borrower nor any Guarantor is a party to any collective bargaining agreement, and there is no organizational effort presently being made or threatened by or on behalf of any labor unions with respect to employees of Borrower or any Guarantor, (ii) there is no unfair labor practice complaint against Borrower or any Guarantor pending before the National Labor Relations Board, and (iii) there is no labor strike, dispute, slow down, walkout, work stoppage, representation campaign other concerted interruption of operations pending or threatened by the employees of Borrower or any Guarantor or otherwise against any Borrower or Guarantor.

7.26 Compliance with Anti-Corruption Law. Each Loan Party, any Subsidiary or, to the knowledge of the Loan Party or such Subsidiary any of their respective officers, directors, brokers and agents of such Loan Party or such Subsidiaries, have been and are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Loan Parties, any Subsidiary or, to the knowledge of the Loan Party or such Subsidiary, any of their respective directors, officers, employees, agents or representatives, is (i) a Sanctioned Person, or is involved in any transaction through which it is likely to become a Sanctioned Person, or (ii) subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to any Anti-Corruption Laws or applicable Sanctions. To the knowledge of each Loan Party, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from any credit facility established hereby, is a Sanctioned Person. No Revolving Loan, WC Revolving Loan or issuance of any Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Laws or applicable Sanctions.

7.27 Compliance with Anti-Terrorism Law.

(a) No Loan Party, any of its Subsidiaries or to the knowledge of each Loan Party, any of the Affiliates or respective officers, directors, brokers or agents of such Loan Party, Subsidiary or Affiliate (i) has violated any Anti-Terrorism Laws or (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b) No Loan Party, any of its Subsidiaries or, to the knowledge of each Loan Party, any of the Affiliates or respective officers, directors, employees, brokers or agents of such Loan Party, Subsidiary or Affiliate is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(c) No Loan Party, any of its Subsidiaries or, to the knowledge of each Loan Party, any of the Affiliates or respective officers, directors, brokers or agents of such Loan Party, Subsidiary or Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Person, or in any country or territory, that is the subject of any Sanctions, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) Each Loan Party and each of their Subsidiaries have adopted and maintain adequate policies, procedures and controls to ensure that each Loan Party and any of their Subsidiaries have complied and are in compliance with all Anti-Terrorism Laws.

Section 8 Affirmative Covenants.

Borrower covenants that, except with the prior written consent of Agent, for so long as all or any portion of the Loans or any other Obligation remains outstanding and until all Obligations have been terminated or expired and no Lender has any obligation to make any Loan:

8.1 Items to be Furnished. Borrower shall cause the following to be furnished to Agent from time to time:

(a) Promptly after preparation, and no later than ninety (90) days after the last day of each fiscal year of Borrower, audited financial statements of Borrower and its consolidated subsidiaries, together with related notes (including statements of income, cash flows and stockholders’ equity, and balance sheet) showing the consolidated financial condition and results of operations of Borrower and its consolidated subsidiaries as of, and for the year ended on, that last day (together with schedules showing the financial performance of Borrower and all Subsidiaries and Affiliates with reconciliation to the audited financial statements), accompanied by:

(i) the opinion of an Accounting Firm, based on an audit using generally accepted standards, that no material modifications are required to the financial statements in order for the financial statements to conform with GAAP; and

(ii) a Compliance Certificate with respect to such financial statements certifying (A) as to the Borrower’s and Guarantors’ compliance with the Financial Covenants and (B) that such financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of Borrower and Guarantors.

(b) Promptly after preparation, and no later than thirty (30) days after the last day of each fiscal quarter of Borrower, internally-certified financial statements of Borrower and its consolidated subsidiaries (including statements of income, a balance sheet, key operating statistics and detailed notes, as well as comparison to compare quarterly period in the previous fiscal year and to budget) showing the consolidated financial condition and results of operations of Borrower, and its consolidated subsidiaries as of, and for the quarter and year-to-date (together with schedules showing the financial performance of Borrower and all Subsidiaries and Affiliates with reconciliation to the interim financial statements). The Borrower’s certificate included with the unaudited financial statements will, at a minimum, include a statement that such financial statements (i) were prepared in accordance with GAAP and on a basis consistent with Borrower’s and Guarantors historical financial statements and (ii) present fairly, in all material respects, the consolidated financial condition and results of operations of Borrower and Guarantors.

(c) Promptly after preparation, and no later than January 15 of each subject fiscal year, an annual budget for Borrower (and its Subsidiaries) and TVIP for the current fiscal year, that (i) includes a statement of all of the material assumptions on which such budget is based, (ii) income statements and statements of cash flows for such fiscal year, as well as comparisons of such items to the corresponding quarters in the prior fiscal year, and (iii) integrates sales, gross profits, operating expenses, operating profit and cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

(d) No later than thirty (30) days after the end of each fiscal quarter of Borrower, a Compliance Certificate, showing the Borrower’s and Guarantors’ compliance with the Financial Covenants including the calculations required to establish whether the Borrower was in compliance with Section 10 of this Agreement.

(e) Promptly after receipt, a copy of each interim or special audit or review report and management letter issued by independent accountants with respect to Borrower or any Guarantor or their financial records.

(f) Notice, promptly after Borrower or any Guarantor receives notice of, or otherwise becomes aware of, (i) the institution of any Litigation involving Borrower or any Guarantor which, if adversely determined, could reasonably be expected to result in a Material Adverse Event, (ii) any other event which could reasonably be expected to cause a Material Adverse Event, (iii) the obligation of Borrower or any Guarantor to remedy any violation of Environmental and Safety Law, (iv) any liability or alleged liability under any Environmental and Safety Law arising out of, or directly affecting, the properties or operations of such Borrower or any Guarantor, or (v) any Default or Potential Default, specifying the nature thereof and what action Borrower, and each Guarantor, has taken and is taking or proposes to take.

(g) Promptly after preparation, and no later than thirty (30) days after the last day of each fiscal quarter of TVIP, internally prepared financial statements of TVIP (including statements of income, a balance sheet, key operating statistics and detailed notes, as well as comparison to compare quarterly period in the previous fiscal year and to budget) showing the consolidated financial condition and results of operations of TVIP as of and for the quarter and year-to-date. The Borrower’s certificate included with the TVIP financial statements will, at a minimum, include a statement that such financial statements (i) were prepared in accordance with GAAP and on a basis consistent with TVIP’s historical financial statements and (ii) present fairly, in all material respects, the financial condition and results of operations of TVIP. Borrower shall also promptly furnish to Agent true and correct copies of any and all financial statements, budgets, reports and other written information and materials furnished to or obtained by Borrower respecting TVIP.

(h) Promptly upon reasonable request by any Lender, information and documents not otherwise required to be furnished under the Loan Documents respecting the business affairs, assets and liabilities of the Borrower and Guarantors.

Agent shall provide to each Lender copies of the documents, certificates, reports and written notices provided to Agent under this Section 8.1.

8.2 Books and Records. Borrower and each Guarantor shall maintain books, records, and accounts necessary to prepare the financial statements required by Section 8.1. Borrower and Guarantors shall maintain a system of internal controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; and (ii) transactions are recorded as necessary to permit preparation of financial statements of Borrower and Guarantors and to maintain accountability for assets, in each case, which are reasonable and customary for Borrower’s and Guarantors’ businesses.

8.3 Inspections. Upon reasonable notice, which notice shall be at least five (5) Business Days in advance, Borrower and each Guarantor shall allow Agent (or its Representatives) during business hours to inspect any of its properties, to review reports, files, books, accounts and other records, to make and take away copies, and, to discuss, from time to time, any of such Borrower’s or Guarantor’s affairs, conditions and finances with its directors, managers, officers, and certified public accountants; provided that Agent’s right to inspect shall be limited to one (1) time in any twelve month period so long as no Default or Potential Default has occurred and is continuing.

8.4 Taxes. Borrower and each Guarantor will promptly pay and discharge when due any and all of its material Taxes, other than Taxes that are being contested in good faith by lawful proceedings diligently conducted, against which reserves or other provisions required by GAAP have been made, and in respect of which levy and execution of any Lien are stayed. Borrower and each Guarantor will file all material Tax returns that it is required to file, and if Borrower or any Guarantor becomes aware that it has failed to timely file any Tax return, such Borrower or Guarantor shall promptly file such Tax return and pay and discharge any delinquent Taxes associated therewith.

8.5 Payment of Obligations and Compliance with Contracts. Borrower and each Guarantor (i) will pay and perform all of the Obligation as the same becomes due and payable or enforceable and (ii) will promptly pay and perform (or renew and extend) all of its other material obligations as they become due (unless such obligations are being contested in good faith by lawful proceedings diligently conducted, against which reserves or other provisions required by GAAP have been made). Borrower and each Guarantor will use its best efforts to comply with the terms of, and to perform its obligations under, the Loan Documents and each contract with its customers.

8.6 Indemnification.

(A) BORROWER AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS EACH INDEMNIFIED PARTY (AS DEFINED HEREIN) FROM AND AGAINST (AND WILL REIMBURSE EACH INDEMNIFIED PARTY AS THE SAME ARE INCURRED) ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION OR PROCEEDING OR PREPARATION OF A DEFENSE IN CONNECTION THEREWITH) (I) THE LOANS, THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (II) ANY PERMITTED ACQUISITION, PERMITTED MINORITY ACQUISITION, FOLLOW ON CONTROL PURCHASE, FOLLOW ON MINORITY PURCHASE, PERMITTED JOINT VENTURE, OR ANY DOCUMENTS OR AGREEMENTS RELATED TO ANY PERMITTED ACQUISITION, PERMITTED MINORITY ACQUISITION, FOLLOW ON CONTROL PURCHASE, FOLLOW ON MINORITY PURCHASE, PERMITTED JOINT VENTURE, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, (III) THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOANS, (IV) THE DIRECT OR INDIRECT RESULT OF THE VIOLATION BY BORROWER OR ANY GUARANTOR OF ANY LAW, (V) BORROWER’S OR ANY GUARANTOR’S GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL OR PRESENCE OF A HAZARDOUS SUBSTANCE AT, TO OR FROM ANY OF ITS PROPERTIES, (VI) ANY PERSONAL INJURY TO AGENT’S, LENDERS’ OR BORROWER’S OR ANY GUARANTOR’S RESPECTIVE REPRESENTATIVES, INVITEES, OR LICENSEES, (VIII) ANY LETTER OF CREDIT OR USE OR PROPOSED USE OF PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY L/C ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), AND (IX) ANY DAMAGE TO BORROWER’S OR ANY GUARANTOR’S ASSETS, OTHER THAN SUCH IN CONSEQUENCE OF BANK REGULATORY REQUIREMENTS.

(B) BORROWER AGREES NOT TO (AND AGREES NOT TO PERMIT ANY GUARANTOR TO) ASSERT ANY CLAIM AGAINST ANY INDEMNIFIED PARTY ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE LOAN DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR THE ACQUISITION DOCUMENTS OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOANS.

(C) BORROWER IS NOT OBLIGATED TO INDEMNIFY ANY INDEMNIFIED PARTY UNDER THE LOAN DOCUMENTS TO THE EXTENT A CLAIM IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM ANY INDEMNIFIED PARTY’S ERROR, NEGLIGENCE, WILLFUL MISCONDUCT OR AN INTENTIONAL BREACH OF INDEMNIFIED PARTY’S OBLIGATIONS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

(D) FOR PURPOSES OF THIS SECTION, (I) “INDEMNIFIED PARTY” MEANS ANY LENDER, AGENT, L/C ISSUER AND THEIR RESPECTIVE AFFILIATES, PARTNERS, OFFICERS, MEMBERS OR OTHER EQUITYHOLDERS, MANAGERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, ADVISORS, SUCCESSORS AND ASSIGNS, AND (II) “CLAIM” MEANS ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, PENALTIES, COSTS, OBLIGATIONS, ACTIONS, JUDGMENTS, LITIGATION, INVESTIGATIONS, ORDERS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ AND PARALEGAL FEES AND EXPENSES, WHETHER OR NOT SUIT IS FILED) INCURRED BY, ASSERTED AGAINST, OR AWARDED AGAINST ANY INDEMNIFIED PARTY.

(E) IN THE CASE OF ANY INVESTIGATION, LITIGATION OR PROCEEDING TO WHICH THE INDEMNITY PROVIDED FOR IN THIS SECTION 8.6 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY BORROWER, ANY GUARANTOR, BORROWER’S OR ANY GUARANTOR’S EQUITYHOLDERS OR CREDITORS OR ANY INDEMNIFIED PARTY AND WHETHER OR NOT THE LOANS ARE CONSUMMATED OR, IF CONSUMMATED, HAVE BEEN REPAID.

(F) IN ADDITION TO THE INDEMNITY OBLIGATIONS SET FORTH IN SUBSECTION (A) ABOVE AND ELSEWHERE IN THIS AGREEMENT, THE BORROWER SHALL ALSO INDEMNIFY AND HOLD AGENT AND ANY LENDER HARMLESS FROM, ANY LOSS, COST OR EXPENSE WHICH AGENT OR A LENDER MAY SUSTAIN OR INCUR AS A RESULT OF, OR IN CONNECTION WITH, (I) THE FAILURE OF THE BORROWER TO BORROW, CONVERT, CONTINUE OR PREPAY A LIBOR LOAN ON THE DATE SPECIFIED IN ANY NOTICE DELIVERED PURSUANT HERETO, (II) THE PAYMENT OF ANY PRINCIPAL OF ANY LIBOR LOAN OTHER THAN ON THE LAST DAY OF AN INTEREST PERIOD APPLICABLE THERETO

(INCLUDING AS A RESULT OF AN EVENT OF DEFAULT), (III) THE CONVERSION OF ANY LIBOR LOAN OTHER THAN ON THE LAST DAY OF THE INTEREST PERIOD APPLICABLE THERETO, OR (IV) THE ASSIGNMENT OF ANY LIBOR LOAN OTHER THAN ON THE LAST DAY OF THE INTEREST PERIOD APPLICABLE THERETO AS RESULT OF ANY REQUEST BY THE BORROWER AGREED TO BY A LENDER. SUCH INDEMNIFICATION MAY INCLUDE AN AMOUNT DETERMINED BY AGENT OR SUCH LENDER TO BE EQUAL TO THE EXCESS, IF ANY, OF (Y) THE AMOUNT OF INTEREST THAT WOULD HAVE ACCRUED ON THE PRINCIPAL AMOUNT OF SUCH LIBOR LOAN IF NONE OF THE EVENTS SPECIFIED IN CLAUSES (I) THROUGH (IV) ABOVE HAD OCCURRED AT THE LIBOR THAT WOULD HAVE BEEN APPLICABLE FOR SUCH LOAN, FOR THE PERIOD FROM THE DATE OF SUCH EVENT TO THE LAST DAY OF THE THEN CURRENT INTEREST PERIOD THEREFOR (OR, IN THE CASE OF A FAILURE TO BORROW, CONVERT OR CONTINUE, FOR THE PERIOD THAT WOULD HAVE BEEN THE INTEREST PERIOD FOR SUCH LOAN) OVER (Z) THE AMOUNT OF INTEREST THAT WOULD ACCRUE ON SUCH PRINCIPAL AMOUNT FOR SUCH PERIOD AT THE INTEREST RATE WHICH SUCH LENDER WOULD BID WERE IT TO BID AT THE COMMENCEMENT OF THE INTEREST PERIOD, FOR DOLLAR DEPOSITS OF A COMPARABLE AMOUNT AND PERIOD FROM OTHER BANKS IN THE INTERBANK EURODOLLAR MARKET. A CERTIFICATE AS TO ANY AMOUNTS PAYABLE PURSUANT TO THIS SUBSECTION (F) SUBMITTED TO THE BORROWER BY AGENT OR A LENDER SHALL BE CONCLUSIVE IN THE ABSENCE OF MANIFEST ERROR.

(G) ALL COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT SHALL SURVIVE AND CONTINUE IN EFFECT AFTER THE CLOSING DATE. THE INDEMNITY PROVISIONS SET OUT IN THIS SECTION 8.6 AND ITS TERMS AND PROVISIONS SHALL SURVIVE THE SATISFACTION AND PAYMENT OF THE OBLIGATION AND THE TERMINATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(H) AMOUNTS PAYABLE UNDER THIS SECTION SHALL BE A PART OF THE OBLIGATION AND, IF NOT PAID UPON DEMAND, SHALL BEAR INTEREST AT THE DEFAULT RATE FOR THE REVOLVING LOAN PRINCIPAL DEBT UNTIL PAID.

8.7 Maintenance of Existence, Assets, and Business. Borrower will and shall cause each Guarantor to (a) preserve and maintain its existence and good standing in its jurisdiction of organization and its authority to transact business and good standing in all other jurisdictions where the nature and extent of its business and properties require due qualification and good standing and the failure to do so would result in a Material Adverse Event; (b) maintain all licenses, permits and franchises necessary for its business; (c) operate their business in the ordinary course of business, consistent with past practices (except as is prohibited by this Agreement or other Loan Documents); and (d) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements. Borrower and each Guarantor shall (i) perform in all material respect such Borrower’s or Guarantor’s duties under and in connection with each transaction to which any of its accounts receivable, accounts, or contracts relates, so that the amounts thereof (net of any reserves established in the ordinary course of business in respect of such accounts receivable, accounts, or contracts) shall actually become payable in their entirety to such Borrower or Guarantor, (ii) maintain and store all its inventory with reasonable care, skill, and caution and repair and otherwise keep the same in good condition, and (iii) not relocate such Borrower’s or Guarantor’s chief executive office (or the location of such Borrower’s or Guarantor’s books and records related to accounts) or any of such Borrower’s or Guarantor’s inventory, unless Borrower gives Lenders thirty (30) days prior written notice of such proposed relocation (such notice to include the address with the name of the county or parish and state of the new location).

8.8 Insurance.

(a) Borrower shall maintain insurance with financially sound, responsible and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self insurance authorized by the jurisdictions in which it operates) in such amounts and against such risks as is (i) required by all applicable Laws, (ii) customarily maintained by similar businesses operating in the same geographic region, and (iii) reasonably acceptable to Agent, it being acknowledged and agreed by Agent that the insurance maintained by Borrower and its Subsidiaries as of the date hereof is acceptable.

(b) At a minimum, Borrower’s insurance must include (i) business interruption insurance, (ii) fire, property damage and extended coverage insurance covering all assets and naming Agent, for the benefit of Lenders, as mortgagee or loss payee, as applicable, (iii) workers compensation insurance, (iv) E&O and D&O insurance, and (v) general liability insurance naming Agent, for the benefit of Lenders, as an additional insured as its interest may appear, and, with respect to each such insurance policy, providing for at least thirty (30) days prior notice to Agent of any cancellation thereof (ten (10) days notice for non-payment of premium). Satisfactory evidence of such insurance must be supplied to Agent on the Closing Date and at least five (5) days prior to each policy renewal at Agent’s request. All general liability and property insurance policies shall be primary, and not excess or contributory, to any such policies of insurance that are maintained by Agent or any Lender.

(c) Borrower shall execute and deliver to Agent, for the benefit of Lenders, collateral assignments, in form and substance satisfactory to Agent, of each business interruption insurance policy maintained by Borrower or any Guarantor. With regard to workers’ compensation insurance, nothing contained in this Section 8.8 shall prohibit Borrower from becoming a non-subscriber with the prior written consent of Agent. Nothing contained herein shall require a collateral assignment of any life insurance policies

(d) If the Borrower fails to maintain insurance coverage required by this Agreement, Agent, after providing reasonable notice to Borrower, purchase insurance at the Borrower’s expense to protect Agent’s (for the benefit of Lenders’) interests in the Borrower Collateral. This insurance may, but need not, protect the Borrower’s interests. The coverage that Agent purchases may, but need not, pay any claim that is made against Borrower or any Guarantor in connection with the Borrower Collateral. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained the insurance coverage required by this Agreement. If Agent purchases insurance for the Borrower Collateral as set forth above, Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and the costs of the insurance may be added to the principal amount of the Loans owing hereunder.

8.9 Further Assurances.

(a) Borrower shall cause (i) each Guarantor on the Closing Date, and each of its wholly owned domestic Subsidiaries created or acquired after the Closing Date (within twenty (20) days of such Subsidiary’s creation or acquisition by Borrower, directly or indirectly), to execute and deliver to Agent, for the benefit of Lenders, a Continuing and Unconditional Guaranty, agreeing to become a Guarantor respecting the Loans, Loan Documents and Borrower’s other obligations under this Agreement, and (ii) each Guarantor on the Closing Date, and each of its 100% owned Subsidiaries (directly or indirectly) created or acquired after the Closing Date (within twenty (20) days of such Subsidiary’s creation or acquisition by Borrower, directly or indirectly), to execute and deliver to Agent, for the benefit of Lenders, the Security Agreement and the IP Security Agreement.

(b) Borrower shall take such action as Agent may reasonably request to carry out more effectively the terms of Section 6 and all other terms of the Loan Documents, including executing, acknowledging, delivering and recording or filing additional instruments or documents. Borrower and each Guarantor will promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements and all other documents and papers Agent reasonably requests in connection with the obtaining of any consent, approval, registration, qualification, permit, license or authorization of any Governmental Authority or other Person necessary or appropriate for the effective exercise of any rights under the Loan Documents. Because Borrower agrees that Agent’s and the Lenders’ remedies at Law for failure of Borrower or a Guarantor to comply with the provisions of this section would be inadequate and that failure would not be adequately compensable in damages, Borrower agrees that the covenants of this Section 8.9 may be specifically enforced.

8.10 Compliance with Laws. Borrower, and each Guarantor shall conduct their business so as to comply in all material respects with all applicable Laws and shall promptly take corrective action to remedy any violation of any Law (including any Environmental and Safety Law of which it is aware), and shall immediately notify Agent of any claims or demands by any Governmental Authority or Person with respect to any material violation of Law (including any Environmental and Safety Law) or Hazardous Substance.

8.11 Expenses.

(a) In addition to the pre-closing out-of-pocket expenses set forth in any commitment letter or term sheet, and the fees set forth in Section 4, Borrower shall promptly pay upon demand (a) all reasonable out-of-pocket costs, fees and expenses paid or incurred by Agent in connection with the arrangement and negotiation of the credit facilities evidenced by the Loan Documents and the negotiation, preparation, delivery and execution of the Loan Documents (including those incurred under Section 6) and any related or subsequent amendment, renewal, extensions, waiver, or consent (including in each case, without limitation, the reasonable fees and expenses of Agent’s counsel), (b) all reasonable out-of-pocket due diligence, closing, and post-closing costs including filing fees, recording costs, lien searches, corporate due diligence, third-party expenses, appraisals, title insurance, environmental surveys, and other related due diligence, closing and post-closing costs and expenses, (c) all out-of-pocket costs, fees and expenses of Agent incurred in connection with the interpretation and enforcement of the obligations of the Borrower and any Guarantor arising under the Loan Documents or the exercise of any rights arising under the Loan Documents (including without limitation, reasonable attorneys’ fees, expenses and costs paid or incurred in connection with any negotiation, workout, or restructure and any action taken in connection with any Debtor Relief Laws), (d) all costs and expenses of L/C Issuer in connection with all amendments, modifications, renewals, extensions, waivers, and consents to this Agreement or any of the Loan Documents and costs and expenses incurred by L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder (including in each case, without limitation, the reasonable fees and expenses of L/C Issuer’s counsel), (e) all other costs and expenses incurred by Agent or L/C Issuer in connection with this Agreement or any other Loan Document, in connection with any litigation, dispute, suit proceeding or action, the enforcement of its rights and remedies, the protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses and other charges (including Agent’s and L/C Issuer’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating or otherwise disposing of the Collateral or other assets of each Loan Party, and (f) all stamp or other similar documentary or recording Taxes which may be payable in connection with this Agreement and the other Loan Documents or the performance of any transactions contemplated hereby or thereby, all of which shall be a part of the Obligation and shall accrue interest, if not paid upon demand, at the Default Rate for the Revolving Loan Principal Debt until repaid. All Obligations provided for in this Section 8.11 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

(b) To the extent Borrower for any reason fails to pay any amount required under Section 8.11(a) or Section 8.6 to be paid by it to Agent or L/C Issuer or any Affiliate thereof, each Lender severally agrees to pay to Agent or L/C Issuer or such Affiliate, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based upon each Lender’s Credit Exposure in comparison to other Lenders at that time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent or L/C Issuer or their Affiliate.

8.12 Application of Insurance Proceeds, Eminent Domain, Proceeds and Conditions to Disbursement.

(a) Agent, Lenders and Borrower agree that all Insurance Proceeds shall, except as otherwise provided in subsections (b) and (c) below, be paid by the insurers directly to Agent (as loss payee or additional insured, as applicable) for the benefit of the Lenders. Borrower shall cause all Eminent Domain Proceeds to be paid by the condemning Governmental Authority directly to Agent for the benefit of the Lenders. Except as otherwise provided in subsections (b) and (c) below, if any Insurance Proceeds or Eminent Domain Proceeds are paid to Borrower or any Guarantor, such Insurance Proceeds or Eminent Domain Proceeds shall be received only in trust for Agent, shall be segregated from other funds of the Borrower and Guarantors and shall promptly be paid over to Agent in the same form as received (with any necessary endorsement).

(b) Unless a Default exists, any business interruption insurance proceeds received by Agent shall be paid to Borrower.

(c) If the Insurance Proceeds payable for any single loss, damage or destruction of any asset of any Borrower or Guarantor do not exceed $500,000, such Insurance Proceeds shall be paid to Borrower and applied to the payment of the cost of the repair or restoration of such loss, damage or destruction, which repair or restoration shall be undertaken promptly by such Borrower and completed within a commercially reasonable time period.

(d) Agent, Lenders and Borrower agree that, to the extent not prohibited by applicable Law and subject to Section 3.3, all Insurance Proceeds and all Eminent Domain Proceeds received by Agent (or which Agent is entitled to receive) shall be applied in accordance with Section 2.6.

8.13 Use of Proceeds. Borrower shall use the proceeds of the Loans only for the purposes represented in Section 7.14 or otherwise in this Agreement.

8.14 Bank Accounts. Borrower shall have established and shall maintain, and shall cause each Guarantor, within thirty (30) days after the equity of such Guarantor is to be pledged to Agent in accordance with the Loan Documents, to establish and maintain, all of their primary business depository accounts with Agent, to include all operating, time deposits and money market accounts, but excluding payroll and other accounts with de minimis balances.

Section 9 Negative Covenants.

Borrower covenants that, except with the prior written consent of Agent, for so long as all or any portion of the Loans or any other Obligation remains outstanding and until all commitments of Lenders hereunder have been terminated or expired:

9.1 Debt; Disqualified Stock. Neither Borrower, nor any Guarantor nor TVIP, Galati Marine or IPEO may create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist any Debt, except Permitted Debt. Except as otherwise set forth on Schedule 9.1, neither Borrower nor any Guarantor may issue or sell any Disqualified Stock to any Person without Agent’s prior written consent.

9.2 Liens. Neither Borrower, nor any Guarantor nor TVIP, Galati Marine or IPEO may create, assume, incur or suffer to be created any Lien upon any of its now owned or hereafter acquired assets (including any other Borrower’s or Guarantors’ Equity Securities that are owned by such Borrower or Guarantor), except Permitted Liens, and provided further, that in the event that any financing statement that is not in connection with a Permitted Lien is filed Borrower or Guarantor, as applicable, shall file a termination statement promptly upon becoming aware of the existence of such unauthorized financing statement.

9.3 Compliance with Laws and Documents. Neither Borrower, nor any Guarantor nor TVIP, Galati Marine or IPEO may violate the provisions of any Laws applicable to it, any agreement to which it is a party, or the provisions of its organizational documents, if such violations individually or collectively could reasonably be expected to cause a Material Adverse Event.

9.4 Loans, Advances, and Investments. Neither Borrower, nor any Guarantor nor TVIP, Galati Marine or IPEO may (i) make any loan, advance, extension of credit (other than in the ordinary course of business), support payment, or capital contribution to, (ii) make, hold, retain or maintain any investment in, or purchase or commit to purchase any stock or other securities of or interests in, or (iii) enter into any joint venture, partnership, or other similar arrangement with, any Person, other than

(a) marketable obligations issued or unconditionally guaranteed by the United States government or issued by any of its agencies and backed by the full faith and credit of the United States of America (and investments in mutual funds investing primarily in those obligations);

(b) marketable obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and rated “Aa2” or better by Moody’s or “AA” by S&P (and investments in mutual funds investing primarily in those obligations);

(c) certificates of deposit or banker’s acceptances that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks having combined capital, surplus, and undivided profits of not less than $100,000,000 (as shown on its most recently published statement of condition (and investments in mutual funds investing primarily in those certificates of deposit or banker’s acceptances));

(d) commercial paper and similar obligations rated “P-2” or better by Moody’s, or “A-2” or better by S&P (and investments in mutual funds investing primarily in those obligations);

(e) checking and demand deposit accounts maintained in the ordinary course of business (provided the accounts are maintained with Cadence or otherwise in accordance with the terms of this Agreement);

(f) expense accounts or loans or advances to its directors, managers, officers or employees in the ordinary course of business for new hires, or relating to such Persons’ travels and other activities undertaken on behalf of Borrower and its businesses, which may not, in the aggregate, at any time exceed $25,000;

(g) investments in securities purchased by Borrower or a Guarantor under repurchase obligations pursuant to which arrangements are made with selling financial institutions (being a financial institution having unimpaired capital and surplus of not less than $500,000,000 and with a rating of “A-1” by S&P or “P-1” by Moody’s) for such financial institutions to repurchase such securities within thirty (30) days from the date of purchase by such Borrower or Guarantor, and other similar short term investments made in connection with the Borrower’s or a Guarantor’s cash management practices;

(h) investments and loans by Borrower or any Guarantor in or to Borrower or any Guarantor;

(i) investments and loans by Borrower or any Guarantor in any Subsidiary that is not a Loan Party, not to exceed in the aggregate $500,000;

(j) cash and Cash Equivalents;

(k) prepaid expenses incurred in the ordinary course of business;

(l) accounts receivable created in the ordinary course of business;

(m) guaranties permitted by the definition of Permitted Debt;

(n) investments consisting of extensions of credit in the nature of accounts receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(o) deposits in cash made in the ordinary course of business to secure performance of operating leases; and

(p) loans to employees of the Borrower from time to time in the form of payroll advances, not to exceed in the aggregate $75,000.

9.5 Distributions. Neither Borrower nor any Guarantor may declare, make, or pay any Distribution, other than (a) dividends or distributions by any Guarantor to Borrower, and (b) provided no Default exists (or will occur as a result of such payment, before, at or after the time of the making of such payment, including without limitation any default of any incremental debt incurrence test level), Distributions may be paid by Borrower from EBITDA for the trailing twelve month period such that the Fixed Charge Coverage Ratio for that period is not less than 1.05x pro forma for the payment, but provided further that any such Distributions shall not exceed, in the aggregate, $18.0 million per annum (as increased as provided below, the “Annual Distributions Limit”). The Annual Distributions Limit shall not apply to a Distribution to the extent the Distribution is made from EBITDA for the trailing twelve month period such that the Fixed Charge Coverage Ratio for that period is not less than 1.20x pro forma for the payment. Further, the amount of the Annual Distributions Limit shall increase by $2.0 million each year beginning with the first anniversary of the Closing Date.

9.6 Acquisitions, Mergers and Dissolutions.

(a) Except for a Permitted Acquisition, Permitted Minority Acquisition, Follow On Control Purchase, Follow On Minority Purchase, and Permitted Joint Ventures, and except as provided in this Section 9.6, neither Borrower or any Guarantor may (i) acquire all or any portion of the Equity Securities issued by, or assets of, any other Person, (ii) merge or consolidate with any other Person, or (iii) liquidate, wind up or dissolve (or suffer any liquidation or dissolution).

(b) Borrower or any Guarantor may merge or consolidate with or acquire the stock issued by, an interest in, or the assets of, another Guarantor (and, in the case of such merger or consolidation or, in the case of the conveyance or distribution of all of such assets, the non-surviving or selling entity, as the case may be, may be liquidated, wound up or dissolved); provided, that if the Borrower is a party to such transaction, the Borrower must be the surviving entity.

(c) Neither Borrower or any Guarantor that is a Delaware limited liability company may permit the division of its entity into two or more separate limited liability companies or otherwise permit a Delaware LLC Division or suffer to become a Delaware Divided LLC.

9.7 Assignment. Neither Borrower or any Guarantor may assign or transfer any of its rights, duties, or obligations under any of the Loan Documents.

9.8 Fiscal Year and Accounting Methods. Borrower may not change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP).

9.9 Sale of Assets. Neither Borrower, nor any Guarantor nor TVIP, Galati Marine or IPEO may sell, assign, lease, transfer, or otherwise dispose of any of its assets or divide its assets pursuant to a Delaware LLC Division (including but not limited to in any case any Equity Securities of any Person that are held by such Borrower or Guarantor), other than (a) sales of inventory in the ordinary course of business, (b) the sale, discount, or transfer of its delinquent accounts receivable in the ordinary course of business for purposes of collection, (c) occasional dispositions of immaterial assets for consideration not less than fair market value, and dispositions of assets that are worn-out, surplus or obsolete, (d) dispositions of property or assets to the Borrower or any Guarantor; (e) dispositions of any other property, including the sale of any equity interests in any Subsidiary (including any Guarantor) or joint venture, so long as (i) there is no Default hereunder at the time of or as a result of such disposition, (ii) such asset is sold at fair market value, and at least 90% of the total consideration for such disposition is paid in cash or cash equivalents, (iii) after giving effect to such disposition the Borrower is in compliance with the Financial Covenants and (iv) with respect to the disposition of a Subsidiary, if the annual revenue of such Subsidiary is in excess of $2,000,000, a marketing process or other process reasonably acceptable to Agent and designed to assure the realization of full value is used in such sale; and (f) any other sales, dispositions, leases or transfers of assets not in excess of $100,000 in any twelve (12) month period. Any non-cash portion of all Net Proceeds shall be pledged to Agent as Borrower Collateral concurrently with the applicable disposition. Borrower shall immediately notify Agent of any disposition of any asset or property under subsection (e) above.

9.10 New Businesses. Neither Borrower nor any Guarantor may engage in any business except the business in which it is engaged as of the Closing Date and any business that is substantially similar to or ancillary to the business of Borrower and Guarantors; provided that this provision shall not prevent the creation of additional Subsidiaries provided that Borrower complies with Section 6.1(b) in respect thereof and the business of such additional Subsidiary complies with this Section 9.10.

9.11 Employee Plans. Borrower may not suffer or permit any of the events or circumstances described in Section 7.15 to occur.

9.12 Transactions with Affiliates; JV Subsidiaries. Neither Borrower or any Guarantor may enter into any material transaction with any JV Subsidiary or any other Person in which Borrower or any Guarantor owns any Equity Securities that is not a Guarantor (a “Minority Subsidiary”) or any of the officers, directors, managers, employees, Equityholders or any of the respective Affiliates of the Borrower, any Guarantor, any JV Subsidiary or other Minority Subsidiary, other than transactions in the ordinary course of business which are upon fair and reasonable terms not materially less favorable than such Borrower or Guarantor could obtain or could become entitled to in an arm’s-length transaction with a Person that is not a JV Subsidiary, Minority Subsidiary or one of Borrower’s, Guarantor’s, JV Subsidiary’s or Minority Subsidiary’s officers, directors, managers, employees, Equityholders or Affiliates. Borrower shall not agree to, make or permit any amendment, modification or restatement to the operating agreement of TVIP, any JV Subsidiary or any Minority Subsidiary which would have the effect of reducing Borrower’s percentage of cash distributions to which it is entitled, nor shall Borrower vote against any such distribution.

9.13 Taxes. Borrower may not use any portion of the proceeds of the Loans to pay the wages of employees, unless a timely payment to or deposit with the appropriate Governmental Authority of all amounts of Tax required to be deducted and withheld with respect to such wages is also made.

9.14 Prepayment of Debt; Subordinated Debt.

Any and all Subordinated Debt shall be and hereby is fully subordinated to the Loan. Any payment made by Borrower or any Guarantor of Subordinated Debt in violation of this Agreement or the Intercreditor Agreement or any other Subordination Agreement without the express prior written consent of Agent is prohibited. Neither Borrower or any Guarantor may voluntarily prepay, redeem, defease, repurchase, acquire for value or make any sinking fund payment or other voluntary or optional payment with respect to any principal of, or interest on, any Debt other than (i) the Obligation, or (ii) the prepayment of any Capital Lease or any other lease in connection with entering into a new Capital Lease or other lease in respect of the same, similar or replacement property unless otherwise expressly agreed to in writing by the parties, including pursuant to an express provision in a Subordination Agreement.

9.15 Lease Obligations. No Borrower or Guarantor shall enter into any lease arrangement for real or personal property (unless capitalized and permitted under Section 9.16) if, after giving effect thereto, the aggregate amount of all rental and other payments under such lease and all other leases of Borrower and Guarantors then in effect would exceed for any fiscal year an amount equal to $1,000,000, other than any lease arrangements disclosed in Schedule 9.15, and any replacements, modification, amendments and renewals thereof (provided that the amounts due under such replacements, modifications, amendments or renewals are not increased except as set forth on Schedule 9.15), or otherwise approved in writing in advance by Agent.

9.16 Capital Expenditures. Neither Borrower nor any Guarantor shall make or incur any Capital Expenditures if, after giving effect thereto, the aggregate amount of all Capital Expenditures made by Borrower and Guarantors during any calendar year period would exceed $1,500,000.

9.17 JV Subsidiaries. All provisions in this Agreement or any other Loan Document applicable to TVIP shall be deemed to apply equally to any JV Subsidiary that becomes a Subsidiary through a Permitted Joint Venture.

9.18 Amendments or Changes in Agreements. Neither Borrower or any Guarantor shall (a) modify, alter, supplement, extend or amend any documents which create, evidence, secure or guaranty any Permitted Debt in a manner which would increase the maximum amount which Borrower or any Guarantor is permitted to borrow thereunder, or otherwise changes the terms or conditions of such documents or debt obligations, unless after such increase or other changes the debt still qualifies as Permitted Debt under this Agreement; or (b) modify, alter, supplement, extend, amend, lengthen or shorten or waive any of its rights under, or any of the terms or conditions of, any of its respective organizational documents in a manner that (i) is materially adverse to Agent or Lenders, (ii) diminishes Agent’s or any Lender’s rights granted hereunder or under any other Loan Document, or (iii) otherwise violates the terms of this Agreement.

9.19 Negative Pledge.

(a) Borrower will not, nor will Borrower permit any of the Guarantors to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the other Loan Documents and pursuant to clause (c) of the definition of Permitted Debt) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its property in favor of Agent or Lenders to secure the Obligation or which restricts Borrower or any Guarantor from paying dividends or making distributions to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

(b) Borrower will not create, incur, assume or suffer to exist any Lien on the Equity Securities of such Borrower or any Guarantor other than the first priority Liens in favor of Agent, and the second priority Liens in favor of Second Lien Creditor, and in the event that any unauthorized financing statement is filed Borrower or Guarantor, as applicable, shall file a termination statement promptly upon becoming aware of the existence of such unauthorized financing statement.

(c) Borrower shall not (and shall not permit any Guarantor or any of their respective Affiliates to), directly or indirectly, purchase, participate, receive an assignment of or in any way beneficially own any of the Obligations.

9.20 Hedge Agreements. Borrower shall not, nor shall it permit any Guarantor or Subsidiary to, enter into any Hedge Agreement or similar agreement, except (a) Hedge Agreements or similar agreements entered into to hedge or mitigate risks to which such Borrower, Guarantor or Subsidiary has actual exposure which have terms and conditions reasonably acceptable to Agent, or (b) other Hedge Agreements or similar agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any Debt of such Borrower, Guarantor or other Subsidiary.

9.21 Violation of Anti-Terrorism or Anti-Corruption Laws. None of the acts, events, violations or circumstances described in Section 7.26 or Section 7.27 shall occur.

Section 10 Financial Covenants.

Borrower covenants that, except with the prior written consent of Agent, for so long as all or any portion of the Loans or any other Obligation remains outstanding and until all commitments of Lenders hereunder have been terminated or expired:

10.1 Total Leverage Ratio. The Total Leverage Ratio may not exceed the ratio of 6.25 to 1:00. Notwithstanding the foregoing ratio, (a) on the third anniversary of the Closing Date the foregoing ratio shall be reduced to 6.00 to 1.00, and (b) on the fourth anniversary of the Closing Date the foregoing ratio shall be reduced to 5.50 to 1.00. Notwithstanding any of the foregoing, there will be a 0.50x increase in the required Total Leverage Ratio for the 1st quarter post Material Acquisition, and a 0.25x increase in the required Total Leverage Ratio for the 2nd quarter post Material Acquisition (the “Acquisition Total Leverage Holiday”); for avoidance of doubt, the Total Leverage Ratio shall not be increased pursuant to the Acquisition Total Leverage Holiday more than once for any applicable quarter irrespective of the number of Material Acquisitions respecting any given quarter.

10.2 Debt Service Coverage Ratio. The Debt Service Coverage Ratio may not be less than the ratio of 2.00 to 1.00. Notwithstanding the foregoing ratio, (a) on the third anniversary of the Closing Date the foregoing ratio shall be increased to 2.25 to 1.00, and (b) on the fourth anniversary of the Closing Date the foregoing ratio shall be increased to 2.50 to 1.00.

10.3 Senior Leverage Ratio. The Senior Leverage Ratio may not exceed the ratio of 3.95 to 1.00. Notwithstanding the foregoing ratio, (a) on the third anniversary of the Closing Date the foregoing ratio shall be reduced to 3.75 to 1.00, and (b) on the fourth anniversary of the Closing Date the foregoing ratio shall be reduced to 3.50 to 1.00.

Each of the covenants in this Section 10 shall be tested on a quarterly basis, as of the last day of each fiscal quarter of Borrower, commencing with the fiscal quarter ending March 31, 2019. Each of the covenants in this Section 10 may also be tested as of the date of any sale, transfer, acquisition, dissolution, liquidation or winding up of any Guarantor entity, in the discretion of Agent, and in any such case Agent may include and/or disregard the subject Guarantor entity with respect to any such covenant testing. On any date that the foregoing covenants are tested, the Incurrence Test Amount and the Total Incurrence Test Amount shall also be calculated and the Available Revolving Amount and Available WC Revolving Amount shall also be tested.

Section 11 Default.

The occurrence of any one or more of the following events shall constitute a “Default” or “Event of Default” hereunder:

11.1 Payment of Obligation. The failure of Borrower to pay any principal, interest or any other portion of the Obligation (including, without any limitation, any mandatory prepayment) when it becomes due and payable under this Agreement or any other Loan Document, and such failure shall continue uncured for a period of three (3) days after notice from Agent or any Lender.

11.2 Covenants. The failure of Borrower or any Guarantor to punctually and properly perform, observe and comply with:

(a) Any covenant, agreement, or condition contained in Section 8.8, Section 8.13, Section 9 or Section 10; or

(b) Any other covenant, agreement, or condition contained in any Loan Document (other than the covenants to pay the Obligation and the covenants in clause (a) preceding), and such failure continues for thirty (30) days after the earlier of (i) delivery by Agent to Borrower of notice of such non-compliance or (ii) a Responsible Officer of Borrower becoming aware of such failure.

11.3 Debtor Relief. Borrower or any Guarantor (a) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, other than a voluntary liquidation or dissolution permitted by Section 9.6, (b) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor, claimant, purchaser, or party making a bid to purchase assets), and (i) the petition is not controverted within ten (10) days and is not dismissed within sixty (60) days, or (ii) an order for relief is entered under Title 11 of the United States Code, (c) makes an assignment for the benefit of creditors, (d) fails (or admits in writing its inability) to pay its debts generally as they become due, or (e) is not Solvent.

11.4 Judgments and Attachments. Borrower or any Guarantor fails, within thirty (30) days after entry, to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $100,000 in any one case or $250,000 in the aggregate or any warrant of attachment, sequestration or similar proceeding against Borrower’s or any Guarantor’s assets that is not (a) adequately covered by insurance, (b) stayed on appeal or (c) diligently contested in good faith by appropriate proceedings with adequate reserves being set aside on its books in accordance with GAAP.

11.5 Misrepresentation. Any representation or warranty made to Agent or any Lender (or its Representatives) by Borrower, any Guarantor or contained in any Loan Document at any time proves to have been incorrect in any material respect when made.

11.6 Default Under Other Agreements.

(a) Except for trade accounts payable in the ordinary course of business, Borrower or any Guarantor fails to pay when due (after lapse of any applicable grace period) any amount (individually or in the aggregate) of Debt in an amount equal to $100,000 or more, or any default exists under any agreement which permits any Person to cause an amount (individually or in the aggregate) of Debt in an amount equal to $100,000 or more to become due and payable by Borrower or any Guarantor before its stated maturity; or

(b) An event of default occurs under the Second Lien Credit Facility; or

(c) An event of default occurs under any Subordinated Debt (other than the Second Lien Credit Facility) such that default(s) under Subordinated Debt are in excess of $250,000 in the aggregate.

11.7 Validity and Enforceability of Loan Documents. Except in accordance with its terms or as otherwise expressly permitted by this Agreement or consented to by Agent in writing (which consent may be granted or withheld in Agent’s sole discretion), any Loan Document at any time after its execution and delivery ceases to be in full force and effect in any material respect or is declared by a Governmental Authority to be null and void or its validity or enforceability is contested by Borrower or any Guarantor or Borrower or any Guarantor denies that it has any further liability or obligations under any Loan Document, unless such Borrower or Guarantor does not have any further liability or obligations under such Loan Document as a result of a transaction permitted by this Agreement.

11.8 Change of Control. A Change of Control occurs.

11.9 Breach of Intercreditor Agreement. If any material default by the Borrower or Second Lien Creditor shall occur under the Intercreditor Agreement or the Intercreditor Agreement shall be terminated for any reason or shall cease to be legally valid, binding or enforceable.

11.10 Failure of Security Documents. If the Security Agreement or IP Security Agreement shall, for any reason, fail or cease to create a valid and perfected first priority Lien on the Collateral covered thereby, subordinate only to Permitted Liens (other than the Liens securing the Second Lien Credit Facility), to the extent such Collateral may be perfected by filing a financing statement with the applicable filing office under Article 9 of the UCC or may be perfected by possession or control under Article 8 or Article 9 of the UCC.

11.11 Ownership of Guarantors. Except as explicitly permitted by this Agreement or consented to by Agent in writing (in Agent’s sole discretion), any Guarantor ceases to be owned, beneficially and of record, with power to vote at least 90% of its issued and outstanding Equity Securities, by the Borrower (except as a result of a disposition expressly permitted by this Agreement).

11.12 Subordination Agreements. If any material default by the Borrower, any Guarantor or any subordinated creditor shall occur under any Subordination Agreement (other than the Intercreditor Agreement) such that default(s) under Subordination Agreement(s) are with respect to Subordinated Debt in excess of $250,000 in the aggregate, or any such Subordination Agreement shall be terminated for any reason or shall cease to be legally valid, binding or enforceable.

Section 12 Rights And Remedies.

12.1 Remedies Upon Default.

(a) If a Default exists under Section 11.3, the entire unpaid balance of the Obligations automatically becomes due and payable without any action of any kind (and the Commitments of each Lender automatically terminates hereunder (except for funding obligations of outstanding Letters of Credit), the obligations of L/C Issuer to make L/C Credit Extensions shall automatically terminate, and the obligation of Borrower to Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto) shall automatically become effective).

(b) If a Default exists, Agent may (with the consent of the Required Lenders), and at the request of the Lenders shall, do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 12.1(a), declare the entire unpaid balance of all or any part of the Obligations immediately due and payable; (ii) reduce any claim to judgment; (iii) terminate the Commitments of all Lenders (except for funding obligations of outstanding Letters of Credit); (iv) terminate the obligations of the L/C Issuer to make L/C Credit Extensions; (v) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and (vi) exercise any and all other legal or equitable rights afforded by the Loan Documents, the Laws of the State of Florida or the Laws of any other applicable jurisdiction.

12.2 Borrower Waiver. To the fullest extent permitted by applicable Law, Borrower and each Guarantor waives diligence, presentment and demand for payment, protest, notice of intent to accelerate, notice of acceleration and notice of protest, demand, dishonor and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

12.3 Performance by Agent. If any covenant, duty or agreement of Borrower or any Guarantor is not performed in accordance with the terms of the Loan Documents, Agent may, while a Default exists, at its option, perform or attempt to perform that covenant, duty or agreement on behalf of that Borrower or Guarantor (and any amount reasonably expended by Agent in its performance or attempted performance is payable by the Borrower or Guarantor, jointly and severally, to Agent on demand, becomes part of the Obligation, and bears interest at the Default Rate for the Revolving Loan Principal Debt from the date of Agent’s expenditure until paid). However, Agent does not assume, except by its express written consent, any liability or responsibility for the performance of any covenant, duty or agreement of Borrower or any Guarantor.

12.4 Not in Control. None of the covenants or other provisions contained in any Loan Document shall, or shall be deemed to, give Agent or any Lender the right to exercise control over the assets (including, without limitation, real property), affairs, or management of Borrower or any Guarantor (other than control for Lien perfection purposes); the power of Agent and Lenders is limited to the right to exercise the remedies provided in this Section 12.

12.5 Course of Dealing. The acceptance by Agent or any Lender of any partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing. No waiver by Agent or any Lender of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default or Potential Default. No delay or omission by Agent or any Lender in exercising any right under the Loan Documents will impair that right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right.

12.6 Cumulative Rights. All rights available to Agent and Lenders under the Loan Documents are cumulative of and in addition to all other rights granted to Agent and Lenders at law or in equity, whether or not the Obligation is due and payable and whether or not Agent or any Lender has instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

12.7 Application of Proceeds. Any and all proceeds received by Agent or Lenders from the exercise of any rights and remedies pertaining to the Obligation shall be applied to the Obligation in accordance with Section 3.3.

12.8 Diminution in Value of Collateral. Neither Agent nor any Lender shall have any liability or responsibility for any diminution in or loss of value of any Collateral now or hereafter securing payment or performance of all or any part of the Obligation.

12.9 Enforcement by Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower and any Guarantor shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with this Agreement for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Agent) hereunder and under the other Loan Documents or (ii) any Lender from exercising setoff rights in accordance with the express provisions of this Agreement, subject to Section 2.8; provided, further, that if at any time there is no Person acting as the Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Agent pursuant to this Section and (y) in addition to the matters set forth in clause (ii) of the preceding proviso and subject to Section 2.8, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

13 Agent.

13.1 Appointment and Authorization of Agent.

(a) Each of the Lenders hereby irrevocably appoints Cadence to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 13 are solely for the benefit of Agent and any Lender, and no Loan Party shall have rights as a third party beneficiary of any of such provisions (excepting Section 13.1(b)).

(b) Except as set forth in Section 14.8(a) or otherwise specified in this Agreement, the exercise of any right or remedy; the grant of any waiver, consent, agreement, approval, authorization or acceptance; the execution and delivery of any document, agreement or instrument; the making of any request, election, designation or requirement; the receipt of notice of any event or of delivery of any document; and the taking of any other action by or on behalf of “Lender” or “Lenders” under this Agreement or any other Loan Document shall require only the action or approval of the Agent, and Borrower shall be entitled to rely on any of the foregoing actions and approvals by Agent as being the valid action or approval of Agent on behalf of Lenders.

13.2 Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, make equity investments in, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower, any Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

13.3 Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set out herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Potential Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (provided that the Agent shall not be required to take any action that, in its opinion or in the opinion of counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law);

(c) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law;

(d) shall not, except as expressly set out herein and in the other Loan Documents, be liable for the failure to disclose any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity; and

(e) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Default or Potential Default unless and until written notice describing such Default or Potential Default is given to Agent by Borrower or a Lender. Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set out herein or therein or the occurrence of any Default or Potential Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set out in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

13.4 Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Agent may consult with legal counsel (who may be counsel for one or more Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

13.5 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Section 13 shall apply to any such sub-agent and to the Affiliates of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

13.6 Resignation of Agent.

(a) Agent may at any time give written notice of its resignation to Lenders.

(b) Upon the resignation of Agent pursuant to this Section 13.6, Lenders shall have the right, in consultation with Borrower, to appoint, by vote of the Required Lenders, a successor, which may be any other Lender or any other Person selected by vote of the Required Lenders. If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the resignation of the Agent, then the resigning Agent (the “Retiring Agent”) may, on behalf of Lenders, appoint a successor Agent meeting the qualifications set out above; provided that if Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the Retiring Agent shall be discharged from its duties and obligations in its capacity as Agent hereunder, and under the other Loan Documents (except that in the case of any collateral security held by the Retiring Agent on behalf of the Lenders under any of the Loan Documents, the Retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Lenders appoint a successor Agent as provided for above in this Section.

(c) Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the “Agent”, under this Agreement and the other Loan Documents, and the Retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). After the Retiring Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 13 and Section 8.6 shall continue in effect for the benefit of such Retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the Retiring Agent was acting as Agent.

13.7 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender has reviewed the Loan Documents, including, without limitation, the Intercreditor Agreement, and hereby approves of the terms and conditions therein.

13.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lender shall have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, Lender or both.

13.9 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent under Sections 8.6 and 8.11) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 8.6 and 8.11. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligation or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

13.10 Collateral Matters.

(a) Each Lender hereby authorizes and directs Agent to enter into the Security Documents for the benefit of such Lender. Each Lender also authorizes Agent to enter into Subordination Agreements with respect to any Subordinated Debt, whether in existence as of the Closing Date or created, incurred or assumed at any time following the Closing Date. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set out in Section 14.8(a), any action taken by the Agent, in accordance with the provisions of this Agreement, the Security Documents and any Subordination Agreement, and the exercise by the Agent of the powers set out herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Agent is hereby authorized (but not obligated) on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender from time to time, to take any action with respect to any Collateral, the Security Documents or any Subordination Agreement which may be necessary to (i) perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents, (ii) subordinate any Subordinated Debt (and any Liens securing any such Subordinated Debt) to the Obligations (and the Liens securing the Obligations), and (iii) exercise Agent’s rights and remedies and enforce the covenants and obligations of Borrower, any Guarantor or any holder of Subordinated Debt under any Subordination Agreement.

(b) Each Lender hereby authorizes Agent, at its option and in its discretion, to release any Lien on any property granted to or held by Agent under any Loan Document (i) upon payment in full of the Loans and all other Obligations (other than contingent indemnification obligations) and termination of the Revolving Credit Commitments, the WC Revolving Credit Commitments and any other commitment by Lenders hereunder, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) subject to Section 14.8(a), if approved, authorized or ratified in writing by the Lenders, or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of a Default. Upon request by Agent at any time, each Lender will confirm in writing Agent’s authority to release its interest in particular types or items of Collateral pursuant to this Section 13.10.

(c) Subject to subsection (b) above, Agent shall (and is hereby authorized by each Lender to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Agent and Lenders herein or pursuant to this Agreement upon the applicable Collateral; provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligation or any Liens upon any interests retained by Borrower or any other Person, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d) Agent shall have no obligation whatsoever to any Lender or any other Person to ensure that the Collateral exists or is owned by a Borrower or any other Person or is cared for, protected or insured or that the Liens granted to Agent herein or in any of the Security Documents or pursuant to this Agreement or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of the Lenders and that Agent shall have no duty or liability whatsoever to the Lenders.

(e) Each Lender hereby appoints Agent and each other Lender as agent for the purpose of perfecting such Lender’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof and, promptly upon Agent’s request therefor, shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

14 Miscellaneous.

14.1 Headings. The headings and captions used in the Loan Documents are for convenience only and will not be deemed to limit, amplify or modify the terms of the Loan Documents.

14.2 Non-Business Days. Any payment or action that is due under any Loan Document on a non-Business Day may be delayed until the next-succeeding Business Day.

14.3 Communications. Unless otherwise provided, any consent, notice, or other communication under or in connection with any Loan Document must be in writing to be effective and shall be deemed to have been given (a) if by telecopy, when transmitted to the appropriate telecopy number, (b) if by mail, on the third Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified return receipt requested, and deposited in the appropriate official postal service, or (c) if by electronic mail or any other means, when actually received or delivered (with respect to electronic mail, each party giving such notice shall be responsible for keeping records acceptable to Lenders regarding all such notices). Until changed by notice pursuant to this Agreement, the address (and telecopy number) for Borrower and Agent are as follows:

If to Borrower:

Baldwin Risk Partners, LLC

4010 W. Boy Scout Blvd., Suite 200

Tampa, Florida 33607

Attn: Kris Wiebeck, Chief Financial Officer

Trevor Baldwin, Chief Operating Officer

Fax No.:

Tel. No.: (813) 386-3329

Email: kwiebeck@bks-partners.com

with a copy to (which shall not constitute notice):

Hill Ward Henderson

3700 Bank of America Plaza

101 E. Kennedy Blvd.

Tampa, Florida 33602

Attention: David Felman, Esq.

Fax No.: Tel. No.: (813) 227-8483

Email: david.felman@hwhlaw.com

If to Agent:

Cadence Bank, N.A.

Two Urban Centre

4890 W. Kennedy Blvd., Suite 820

Tampa, Florida 33609

Attn: John T. Watts, Executive Vice President

Fax No.: (813) 425-8316

Tel. No.: (813) 425-8225

Email: john.watts@cadencebank.com

with a copy to (which shall not constitute notice):

Macfarlane Ferguson & McMullen

One Tampa City Center

201 N. Franklin Street, Suite 2000

Tampa, Florida 33602

Attn: William M. Stainton, Esq.

Fax No.: (813) 273 - 4396

Tel. No.: (813) 273 – 4325

Email: wms@macfar.com

Until changed by notice pursuant to this Agreement, the address (and telecopy number) for each Lender are as set forth in the respective Lender’s signature page to this Agreement.

Each Loan Party agrees that Agent may, but shall not be obligated to, make communications and/or notices available to other Lenders by posting such communications or notices on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic system (a “Platform”). Any Platform used by Agent is provided “as is” and “as available”. The Agent does not warrant the adequacy of such Platform and expressly disclaims liability for errors or omissions in the communications and notices. In no event shall Agent have any liability to the Borrower or any other Loan Party, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Agent’s transmission or any communication or notice through a Platform. Upon request, Borrower shall reimburse Agent up to $5,000 annually for the expense of the Platform.

14.4 Survival. Unless otherwise provided, all covenants, agreements, representations and warranties made in this Agreement and any of the other Loan Documents shall survive and continue in effect as long as any Loan or other Obligation is outstanding or any commitment by Lenders hereunder is in effect; provided, that the indemnities set out in Section 8.6 and their terms and provisions shall survive the satisfaction and payment of the Obligation and the termination of this Agreement and Lenders’ commitments hereunder.

14.5 Governing Law. This Agreement and each Loan Document shall be a contract made under and governed by the internal laws of the State of Florida applicable to contracts made and to be performed entirely within such state, without regard to conflict of law principles.

14.6 Invalid Provisions. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic and legal effect of which comes as close as possible to the intent of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.7 Multiple Counterparts.

(a) Each Loan Document may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(b) The exchange of copies of any Loan Document and of signature pages to any Loan Document by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of such Loan Document as to the parties thereto and may be used in lieu of the original Loan Document for all purposes. Signatures of the parties transmitted by facsimile, .pdf or other electronic transmission shall be deemed to be their original signatures for all purposes.

14.8 Amendments; Assignments and Participations.

(a) This Agreement may not be changed or amended orally, and no waiver hereunder may be oral. Any conflict or ambiguity between this Agreement and any other Loan Document is controlled by the terms and provisions of this Agreement. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective successors and permitted assigns.

(b) This Agreement and the other Loan Documents (other than the Issuer Documents and Hedge Agreements) may be amended or modified only by a writing executed by the Required Lenders (or Agent with the consent of Required Lenders) and the Borrower and acknowledged by Agent, and this Agreement and the other Loan Documents (other than the Issuer Documents) may be the subject of a waiver only by a writing executed by Agent and Borrower, provided that in either case no such amendment, modification or waiver shall:

(i) extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent in this Agreement or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);

(ii) reduce the principal of, or rate of interest on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby;

(iii) postpone any date scheduled for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv) change Section 2.8 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v) change any provision of this Section 14.8(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi) release all or substantially all of the Collateral (except as provided herein or in the other Loan Documents) without the written consent of each Lender; or

(vii) release any Guarantor (except as provided herein or in the other Loan Documents) without the written consent of the Required Lenders;

provided further, that (x) no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties of the Agent hereunder or under any other Loan Document, unless in writing executed by the Agent, in addition to the Borrower and the Lenders as required above, (y) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, and (z) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by Borrower and Agent.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than the Defaulting Lenders), except that (I) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (II) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section to the contrary, if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then Agent and Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document.

(c) Upon written notice to the Borrower, with the prior written consent of the Agent (which consent will not be unreasonably withheld, conditioned or delayed so long as the proposed transferee is a commercial bank and is not an existing lender (or affiliate thereof) of Borrower or any Guarantor), from time to time any Lender may sell, assign or transfer, or sell one or more participations in, all or any portion of its Notes and its other rights and obligations under the Loans, this Agreement and the other Loan Documents, to one or more Persons.

(d) No Lender may furnish any information concerning the Borrower or any Guarantor to assignees or participants (including prospective assignees or participants) without the prior written consent of Agent, which consent will not be unreasonably withheld or delayed.

(e) To facilitate any assignment or participation pursuant to this Section 14.8, Borrower shall, from time to time promptly upon the request of Agent, execute and deliver to such Lender or to such party or parties as such Lender may designate, any and all replacement Notes, consents, acknowledgements and other instruments and agreements as may in the reasonable opinion of such Lender be necessary or advisable to give full force and effect to such assignment or participation.

(f) Borrower may not assign or transfer its rights or obligations hereunder or any interest herein or delegate its duties or obligations hereunder without the prior written consent of Agent and each Lender.

(g) Anything in this Agreement to the contrary notwithstanding, without the need to comply with any of the formal or procedural requirements of this Agreement, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations hereunder or thereunder.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrowers and Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of the Loans in accordance with its Applicable Percentage Interest. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

14.9 Term. This Agreement will stay in effect until, and all obligations under this Agreement shall terminate (except for any provisions thereof, such as indemnification provisions, which by their terms survive termination), upon the later to occur of (a) all Principal Debt and accrued interest under the Loans and all other Obligations have been repaid in full and no Loan or other Obligation remains outstanding, and (b) all Commitments of Lenders hereunder have been terminated or expired.

14.10 Marshaling; Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any Guarantor or any other Person or against or in payment of any or all of the Obligations hereunder. Except as otherwise provided herein, Borrower’s and Guarantors’ Obligations under the Loan Documents remain in full force and effect until the Obligations are paid in full (except for provisions under the Loan Documents which by their terms expressly survive payment of the Obligations and termination of the Loan Documents). If at any time any payment of the principal of or interest on any Loan or any other amount payable by Borrower, any Guarantor or any other obligor on the Obligations under any Loan Document is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or any Guarantor or otherwise, the Obligations of Borrower and each Guarantor under the Loan Documents with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

14.11 No Novation. It is the agreement and intent of the parties hereto that (a) neither this Agreement nor any of the other documents whose execution is contemplated hereby shall constitute a novation or in any way impair the first priority of the liens and security interests of the Existing Security Documents, and (b) that any and all sums advanced in connection herewith shall be secured by the Security Documents with the same priority as the sums originally advanced under the Original Loans and Original Loan Documents.

14.12 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure of Agent or any Lender in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or any other right, power or remedy. The execution of this Agreement by Agent shall not be deemed to be a waiver of any default under any of the Original Loan Documents as herein modified, that continues or arises after the date of this Agreement, nor shall this instrument be deemed to impair any right that Agent or any Lender may otherwise have to accelerate any indebtedness on account of any such default by Borrower that arises or continues after the date hereof. Except as herein provided or as modified by other Loan Documents executed and delivered in connection herewith, the Existing Security Documents and other Original Loan Documents shall remain unaffected, unchanged and unimpaired, and the priority of the lien of the Security Documents on the property described therein shall not be changed or in any way altered or affected hereby. The rights and remedies hereunder of Agent and Lenders are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of Agent or any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

14.13 Electronic Submissions. Upon an Approved Electronic Form Notice, Agent or Lenders may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the other Loan Documents be submitted in Approved Electronic Form (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the other Loan Documents.

14.14 As to Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth herein;

(b) Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) or received by Agent from a Defaulting Lender shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to L/C Issuer hereunder; third, to Cash Collateralize L/C Issuer’s Fronting Exposure, if any, with respect to such Defaulting Lender in accordance with the terms of this Agreement; fourth, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize L/C Issuer’s future Fronting Exposure, if any, with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to Lenders or L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or L/C Issuer against such Defaulting Lender as a result of Defaulting Lender’s breach of this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (I) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (II) such Loans were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Section 5 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by Lenders pro rata in accordance with their Commitments without giving effect to Section 14.14(d). Any payments or prepayments paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender hereby consents hereto.

(c) No Defaulting Lender shall be entitled to receive any fee payable under this Agreement for any period during which that Lender is a Defaulting Lender; however, with respect to Letter of Credit Fees, each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that WC Revolving Credit Lender is a Defaulting Lender, but only to the extent allocable to its Applicable Percentage Interest of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the terms and conditions of this Agreement.

With respect to any fee not required to be paid to any Defaulting Lender pursuant to the above provisions of this Section 14.14(c), Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (y) pay to L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d) All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentage Interests respecting WC Revolving Credit Commitments (calculated without regard to Defaulting Lender’s Applicable Percentage Interest) but only to the extent that (x) the conditions set forth in Section 5 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No such reallocation shall constitute a waiver or release of any claim against a Defaulting Lender.

(e) If the reallocation described in clause (d) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder, Cash Collateralize L/C Issuers’ Fronting Exposure in accordance with the procedures described in this Agreement.

If Borrower, Agent and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by Lenders in accordance with their Applicable Percentage Interests (without giving effect to Section 14.14(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed to by affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lender’s having been a Defaulting Lender.

14.15 Jury Waiver. AGENT, L/C ISSUER, LENDERS AND BORROWER (FOR ITSELF AND GUARANTORS) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN AGENT, L/C ISSUER, LENDERS AND BORROWER (OR ANY GUARANTOR) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY LOAN DOCUMENT, ANY LETTER OF CREDIT, OR ANY RELATIONSHIP BETWEEN AGENT, L/C ISSUER, LENDERS AND BORROWER OR ANY GUARANTOR. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO PROVIDE THE FINANCING DESCRIBED IN THIS AGREEMENT.

14.16 Venue and Service of Process. EACH PARTY TO ANY LOAN DOCUMENT, IN EACH CASE FOR ITSELF, ITS SUCCESSORS AND ASSIGNS, (A) IRREVOCABLY SUBMITS AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF FLORIDA (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM), (B) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS AND THE OBLIGATION BROUGHT IN THE CIRCUIT COURT OF HILLSBOROUGH COUNTY, FLORIDA, OR IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA (TAMPA DIVISION), (C) IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY OF THE AFOREMENTIONED COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (D) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THOSE COURTS IN ANY LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, BY HAND-DELIVERY, OR BY DELIVERY BY A NATIONALLY RECOGNIZED COURIER SERVICE, AND SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY OF THE LEGAL PROCESS AT ITS ADDRESS SET OUT IN THIS AGREEMENT, AND (E) IRREVOCABLY AGREES THAT ANY LEGAL PROCEEDING AGAINST ANY PARTY TO ANY LOAN DOCUMENT ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE OBLIGATION MAY BE BROUGHT IN ONE OF THE AFOREMENTIONED COURTS. THE SCOPE OF EACH OF THE FOREGOING CONSENTS AND WAIVERS IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. BORROWER ACKNOWLEDGES THAT THESE CONSENTS AND WAIVERS ARE A MATERIAL INDUCEMENT TO LENDERS’ AGREEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT LENDERS HAVE ALREADY RELIED ON THESE CONSENTS AND

WAIVERS IN ENTERING INTO THIS AGREEMENT, AND THAT LENDERS WILL CONTINUE TO RELY ON EACH OF THESE CONSENTS AND WAIVERS IN RELATED FUTURE DEALINGS. BORROWER FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THESE CONSENTS AND WAIVERS WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY AGREES TO EACH CONSENT AND WAIVER FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

THE CONSENTS AND WAIVERS IN THIS SECTION 14.16 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE CONSENTS AND WAIVERS SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS, OR REPLACEMENTS TO OR OF THIS OR ANY OTHER LOAN DOCUMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.17 Marketing and Disclosure Rights of Lenders. Borrower hereby grants, for itself and each Guarantor, to Agent and each Lender the right to divulge such Borrower’s and Guarantors’ names and a brief description of the transactions contemplated by this Agreement and the other Loan Documents, including such information as is normally and customarily provided in tombstone advertisements, on Agent’s or any Lender’s internet website, in Agent’s or any Lender’s newsletter or in Agent’s or any Lender’s other marketing materials; provided, that Lenders shall not divulge any non-public information about the financial condition of the Borrower or Guarantors in any such advertisements.

14.18 Divisibility and Replacement of Notes. Any instrument evidencing a Loan may be divided into multiple notes or certificates in such denominations as such Lender may request upon surrender of such instrument at the principal office of Borrower. In case any instrument evidencing a Loan issued to a Lender hereunder shall be mutilated, lost, stolen or destroyed, the Borrower shall issue and deliver in exchange and substitution for, and upon cancellation of the mutilated instrument or in lieu of and substitution for the instrument lost, stolen or destroyed, a new note or other document of like tenor and respecting an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Borrower of such loss, theft or destruction; the affidavit of the holder, without bond but with promise of indemnity, shall be satisfactory.

14.19 Acknowledgement by Borrower and Lenders. Borrower and Lenders have been advised that MACFARLANE FERGUSON & McMULLEN, P.A. (the “Law Firm”) has served as attorneys for Agent with respect to the negotiation of the Loan Documents and the transactions contemplated by this Agreement, and that the Law Firm has not undertaken to represent and does not represent Borrower, any Guarantor or any Lender (other than Cadence). Borrower, Guarantors and Lenders (other than Cadence) have been represented by their own, separate legal counsel.

14.20 Entirety. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE AGENT, L/C ISSUER, LENDERS AND BORROWER AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF, INCLUDING WITHOUT LIMITATION ANY

COMMITMENT LETTER AND ANY TERM SHEET ENTERED INTO BY LENDER AND BORROWER OR ANY GUARANTOR. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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Signatures are on the following page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Third Amended and Restated Loan Agreement as of the date first written above.

BORROWER:

BALDWIN RISK PARTNERS, LLC
a Delaware limited liability company

By:	/s/ Trevor Baldwin
Trevor Baldwin, Authorized Representative

AGENT:

CADENCE BANK, N.A.

By:	/s/ Teresa Stinson
Teresa Stinson, Senior Vice President

[Signature page to Third Amended and Restated Loan Agreement]

LENDERS:

CADENCE BANK, N.A.

By:	/s/ Teresa Stinson
Teresa Stinson, Senior Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Edyn Hengst
Print	Name: Edyn Hengst
Title:	Authorized Officer

Address: 450 S. Orange Ave., Suite 1000
Orlando, FL 32801

WOODFOREST NATIONAL BANK

By:	/s/ Thomas Angley
Print	Name: Thomas Angley
Title:	Vice President

Address: 501 E. Kennedy Blvd., 6th Floor
Tampa, FL 33602

LAKE FOREST BANK & TRUST CO., N.A.

By:	/s/ Lena Dawson
Print	Name: Lena Dawson
Title:	Senior Vice President

Address: 727 North Bank Lane
Lake Forest, IL 60045

[Signature page to Third Amended and Restated Loan Agreement]